UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CARVANA CO.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholders,

We are pleased to invite you to attend the 2023 Annual Meeting of Stockholders of Carvana Co. on Monday, May 1, 2023, beginning at 2:30 p.m., PDT. The annual meeting will be conducted virtually via live webcast. To participate in this year's annual meeting of stockholders, you must register beforehand by visiting www.proxydocs.com/CVNA by 5:00 p.m. EST on April 27, 2023 or the Registration Deadline. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the annual meeting, will be sent to you by electronic mail. You will not be able to attend the annual meeting physically. Once registered you will be able to listen to the annual meeting live and vote online.

Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of 2023 Virtual Annual Meeting of Stockholders and Proxy Statement. We will mail a notice containing instructions on how to access this proxy statement and our annual report on or about Tuesday, March 21, 2023, to all stockholders entitled to vote at the annual meeting. Stockholders who prefer a paper copy of the proxy materials may request one on or before April 21, 2023, by following the instructions provided in the notice we will send.

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail following instructions on the notice, proxy card, or voting instruction card. Voting by proxy will ensure your representation at the annual meeting regardless of whether you attend.

Sincerely,
Ernest Garcia III
President, Chief Executive Officer and Chairman

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

The 2023 Annual Meeting of Stockholders of Carvana Co. (“Carvana” or the “Company”) will be held on Monday, May 1, 2023 at 2:30 p.m. (PDT) and will be conducted virtually via live webcast (the "Annual Meeting"). To participate at this year’s Annual Meeting, you must register beforehand by visiting http://www.proxydocs.com/CVNA by 5:00 p.m. EST on April 27, 2023 (the "Registration Deadline"). You will be asked to provide the control number located inside the shaded gray box on your notice or the proxy card, or the Control Number, as described in the notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you. Once registered you will be able to listen to the Annual Meeting live and vote online. We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1.to elect two nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Compensation and Nominating Committee of the Board of Directors of Carvana;
2.to ratify the appointment of Grant Thornton LLP as Carvana’s independent registered public accounting firm for the year ending December 31, 2023;
3.to consider the approval, by an advisory vote, of Carvana’s executive compensation (i.e., “say-on-pay” proposal);
4.to approve an Amendment to the Carvana Co. 2017 Omnibus Incentive Plan to increase the maximum number of shares of Class A common stock available for issuance thereunder by 20 million shares; and
5.to transact other business as may properly come before the meeting or any adjournment of the meeting.

Our board of directors has set March 6, 2023, as the record date for this year’s meeting. Only stockholders that owned shares of Carvana Co.’s Class A common stock or Class B common stock at the close of business on that day are entitled to notice of our Annual Meeting and may vote at it or any adjournment of the meeting. On or about March 21, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice"), containing instructions on how to access our proxy statement and our 2022 annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our 2022 annual report can be accessed directly at the following Internet address: http://www.proxydocs.com/CVNA.

By Order of the Board of Directors
Paul Breaux
General Counsel and Secretary

2022 Common Stock Offering	52
Contribution Agreement	45
Relationship with DriveTime	53
Security Ownership of Certain Beneficial Owners and Management	59
ITEM 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	66
Fees and Services	66
Audit Committee Report	68
ITEM 3 - SAY ON PAY	69
ITEM 4 - APPROVAL OF AN AMENDMENT TO THE CARVANA CO. 2017 OMNIBUS INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES OF CLASS A COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER BY 20 MILLION SHARES	69
Other Matters	81
Incorporation by Reference	81
Availability of SEC Filings, Code of Conduct, and Committee Charters	82
Where to Find Additional Information	82
Cost of Proxy Solicitation	82
Annex A - Non-GAAP Financial Measures	83
Annex B - Third Amendment to Carvana Co. 2017 Omnibus Incentive Plan	85

Commonly Asked Questions and Answers About the Annual Meeting

Q: Why did I receive these materials?

The Board of Directors of Carvana Co. (the “Board”) is soliciting your proxy to vote at our 2023 Annual Meeting of Stockholders (or at any postponement or adjournment of the meeting). Stockholders who own shares of our common stock (Class A or Class B) as of the record date, March 6, 2023, are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the items that will be voted on at the Annual Meeting, as well as other important information about Carvana.

Q: Who will be entitled to vote?

Stockholders who own shares of our common stock as of the record date, March 6, 2023, are entitled to vote at the Annual Meeting. As of the record date, Carvana had 106,057,909 shares of Class A common stock outstanding and 82,900,276 shares of Class B common stock outstanding. Holders of shares of Class A common stock are entitled to one vote per share of Class A common stock. Ernest Garcia II, Ernest Garcia III, and entities controlled by one or both of them (collectively, the “Garcia Parties”) are entitled to ten votes per share of Class B common stock they beneficially own, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock, determined on an as-exchanged basis assuming that all of the Class A common units (“Class A Units”) and Class B common units (“Class B Units,” and together with Class A Units, “LLC Units”) of Carvana Group, LLC (“Carvana Group”) were exchanged for Class A common stock. The Garcia Parties are currently entitled to ten votes per share of Class B common stock they beneficially own. All other holders of Class B common stock are entitled to one vote per share. All holders of Class A common stock and Class B common stock will vote together as a single class except as otherwise required by applicable law. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q: What will I be voting on?

You will be voting on the following matters:

1.to elect two Class III directors to serve on the Board until the 2026 Annual Meeting and until their successors are duly elected and qualified;
2.to ratify the appointment of Grant Thornton LLP as Carvana’s independent registered public accounting firm for the year ending December 31, 2023;
3.to consider the approval, by an advisory vote, of Carvana’s executive compensation (i.e., “say-on-pay”);
4.to approve an amendment to the Carvana Co. 2017 Omnibus Incentive Plan to increase the maximum number of shares of Class A common stock available for issuance thereunder by 20 million shares; and
5.to transact other business as may properly come before the meeting or any adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?

The Board recommends you vote for the following:

1.FOR the election of Michael Maroone and Neha Parikh as Class III directors;
2.FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023;
3.FOR the approval, by an advisory vote, of Carvana’s executive compensation; and
4.FOR the approval of an amendment to the Carvana Co. 2017 Omnibus Incentive Plan to increase the maximum number of shares of Class A common stock available for issuance thereunder by 20 million shares.

Q: How do I cast my vote?

Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and there are four ways to vote:

1.by Internet at http://www.proxypush.com/CVNA, 24 hours a day, seven days a week (have your Notice or proxy card in hand when you visit the website);
2.by toll-free telephone at 1-866-509-2149 (have your Notice or proxy card in hand when you call);
3.by completing and mailing your proxy card (if you received printed proxy materials); or
4.by voting during the virtual Annual Meeting through www.proxydocs.com/CVNA. To be admitted to the Annual Meeting and vote your shares, you must register by the Registration Deadline and provide the Control Number as described in the Notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you. Once registered you will be able to listen to the Annual Meeting live and vote online.

Even if you plan to attend the virtual Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you decide not to attend the Annual Meeting.

Beneficial Stockholders. If you hold your shares through a broker, trustee, or other nominee, you are a beneficial stockholder. If you are a beneficial stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to instruct your broker, bank, or other nominee on how to vote your shares. Beneficial stockholders should generally be able to vote by returning the voting instruction card to their broker, bank, or other nominee, or by telephone or via Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a beneficial stockholder, you are invited to attend and vote your shares at the Annual Meeting live via webcast so long as you register to attend the Annual Meeting at www.proxydocs.com/CVNA by the Registration Deadline. To vote online at the Annual Meeting, you must obtain a legal proxy from your broker, bank, or other nominee. Please consult the voting instruction card or other information sent to you by your broker, bank, or other nominee to determine how to obtain a legal proxy in order to vote at the Annual Meeting.

Q: Can I access the proxy materials electronically?

Yes. Your Notice, proxy card, or voting instruction card will contain instructions on how to view our proxy materials for the Annual Meeting online and how to instruct us to send our future proxy materials to you electronically by email. Our proxy materials are also available at www.proxydocs.com/CVNA and will be available during the voting period starting on March 21, 2023.

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our stockholders electronically via the
Internet. The Notice contains instructions on how to access this proxy statement and our annual report and vote over the Internet or by telephone. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Householding. The SEC rules permit us to print an individual’s multiple accounts on a single set of Annual Meeting materials. To take advantage of this opportunity, we have summarized on one set of Annual Meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted stockholder prior to the mailing date. Please note that only one Notice will be sent to stockholders who are listed at the same address unless such stockholders have notified Carvana of their desire to receive multiple copies of such documents. If a single copy of the Notice was delivered to an address that you share with another stockholder, and you prefer to receive additional copies, or if multiple copies were delivered to an address that you share with another stockholder, and you prefer to receive one copy, Carvana will promptly make such changes upon request. You may make such requests by email at investors@carvana.com or by mail to Carvana Co., 300 E. Rio Salado Pkwy, Tempe, AZ 85281, Attention: Investor Relations.

Q: How may I change or revoke my proxy?

Registered Stockholders. If you are a stockholder of record, you can change your vote or revoke your proxy any time before or at the Annual Meeting by:

1.entering a new vote by Internet or by telephone (until the applicable deadline for each method as set forth above);
2.returning a later-dated proxy card (which automatically revokes the earlier proxy card);
3.notifying our Secretary, in writing, at Carvana Co., Attn: Corporate Secretary, 300 E. Rio Salado Pkwy, Tempe, AZ 85281; or
4.attending and voting at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy) at www.proxydocs.com/CVNA.

Beneficial Stockholders. If you are a beneficial stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Q: Who can attend the Annual Meeting?

All common stockholders as of the record date, or their duly appointed proxies, may pre-register and virtually attend the Annual Meeting.

Q: Why is the Annual Meeting virtual only?

We have adopted a virtual format for our Annual Meeting to provide a consistent experience to all stockholders regardless of location. Hosting a virtual meeting makes it easy for our stockholders to participate from any location in the world.

Q: What if I run into technical issues while trying to access the Annual Meeting?

The virtual meeting platform is supported across browsers and devices running the most updated version of applicable software and plug-ins. Participants should give themselves plenty of time to log in and ensure they have a strong internet connection and they can hear streaming audio prior to the start of the Annual Meeting. If you encounter technical difficulties, technical support will be available during the Annual Meeting.

Q: How do I inspect the list of stockholders?

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 1, 2023, at 300 E. Rio Salado Pkwy, Tempe, AZ 85281 and on the
date of the meeting, on the virtual platform for the Annual Meeting at http://www.proxydocs.com/CVNA.

To examine the list of stockholders entitled to vote at the Annual Meeting at our principal executive offices, you must be a stockholder as of the record date and will be required to provide a copy of your Notice, proxy card or voting instruction card bearing your Control Number and a copy of a valid picture identification, such as a driver’s license or passport, that matches the name on the Notice, proxy card or voting instruction card. You will also be able to examine the list on the date of the meeting, on the virtual platform for the Annual Meeting at http://www.proxydocs.com/CVNA.

Q: How many shares must be present to transact business at the Annual Meeting?

A quorum of our stockholders must be present at the Annual Meeting for any business to be conducted. Under our bylaws, the holders of a majority in voting power of our outstanding capital stock entitled to vote at the Annual Meeting, present at the Annual Meeting or represented by proxy, constitute a quorum. If you authorize a proxy to vote electronically or telephonically, or you sign and return a paper proxy or voting instruction card, your shares will be counted to determine whether a quorum has been established even if you “withhold” your vote or fail to vote on a particular item of business. Abstentions and “ broker non-votes” will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.

If a quorum is not present or represented by proxy at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the shareholders entitled to vote at the Annual Meeting, present or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

Q: What is the voting requirement to approve each of the items, and how are the votes counted?

ITEM 1 – ELECTION OF DIRECTORS. A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to elect each nominee. This means that the two nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. You may vote for all the director nominees, withhold authority to vote your shares for all the director nominees or withhold authority to vote your shares with respect to any one or more of the director nominees. Votes that are withheld with respect to one or more director nominees will result in the respective nominee receiving fewer votes, but they will not count as votes against a nominee and will have no effect on the outcome of the election of those nominees. Broker non-votes will not impact the election of the nominees.

ITEM 2 - RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS CARVANA'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Item 2. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Item 2.

ITEM 3 - APPROVAL, BY AN ADVISORY VOTE, OF CARVANA'S EXECUTIVE COMPENSATION ("SAY-ON-PAY"). The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Item 3. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes, however, do not represent votes entitled to vote on non-routine matters, and therefore, will have no effect on Item 3. Although the results of Item 3 will not be binding on the Board, the Board will consider the results of the stockholder vote when making future decisions regarding executive compensation.

ITEM 4 - APPROVAL OF AN AMENDMENT TO THE CARVANA CO. 2017 OMNIBUS INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES OF CLASS A

COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER BY 20 MILLION SHARES. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Item 4. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes, however, do not represent votes entitled to vote on non-routine matters, and therefore, will have no effect on Item 4.

On February 22, 2023, Ernest C. Garcia II granted the Board an irrevocable proxy to vote the shares of common stock directly held and beneficially owned by Mr. Garcia II "FOR" the approval of an amendment to the Carvana Co. 2017 Omnibus Incentive Plan to increase the maximum number of shares of Class A common stock available for issuance thereunder by 20 million shares. Because Mr. Garcia II directly holds and beneficially owns more than a majority of the shares entitled to vote on Item 4, and the Board intends to vote such shares in favor of Item 4, the votes necessary to approve Item 4 will be obtained.

Brokers and custodians cannot vote uninstructed shares on your behalf for Item 1, Item 3, or Item 4. For your vote to be counted, you must submit your voting instruction form to your broker or custodian or cast your vote, as discussed above.

Q: When will the results of the vote be announced?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a current report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Q: What is the deadline for submitting a stockholder proposal or director nomination for the 2024 Annual Meeting?

Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in Carvana’s proxy statement and form of proxy for Carvana’s 2024 Annual Meeting of Stockholders must be received by Carvana at our principal executive offices at 300 E. Rio Salado Pkwy, Tempe, AZ, 85281, no later than November 22, 2023.

Stockholders wishing to make a director nomination or bring a proposal (other than pursuant to SEC Rule 14a-8), but not include it in Carvana’s proxy materials, must comply with the advance notice provisions in Carvana’s amended and restated bylaws, which require, among other things, that stockholders provide written notice of their nomination or proposal to the general counsel and secretary at Carvana’s principal executive offices no later than the close of business on February 1, 2024, and not earlier than the close of business on January 2, 2024, assuming Carvana does not change the date of the 2024 Annual Meeting of Stockholders by more than 30 days before or after the anniversary of the 2023 Annual Meeting. If so, Carvana will release an updated time frame for stockholder proposals. Any stockholder proposal or director nomination must comply with the other provisions of Carvana’s amended and restated bylaws and be submitted in writing to the general counsel and secretary at Carvana’s principal executive offices.

In addition to satisfying the requirements of our amended and restated bylaws, to comply with the requirements set forth in Rule 14a-19 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders who intend to solicit proxies in support of director nominees, other than the Board’s nominees, must also provide written notice to the general counsel and secretary that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked or transmitted electronically to the general counsel and secretary at the Company’s principal executive offices no later than March 2, 2024.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is composed of six directors. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our Board. Our certificate of incorporation also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the director class, name, and age as of March 6, 2023, as well as other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Ernest Garcia III	I	40	President, CEO, and Chairman	2017	2024
Ira Platt	I	59	Director	2017	2024
Dan Quayle	II	76	Director	2017	2025
Gregory Sullivan	II	64	Director	2017	2025
Michael Maroone	III	69	Lead Director	2017	2023	2026
Neha Parikh	III	44	Director	2019	2023	2026

We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. To best serve our stockholders, we seek to have a Board that, as a whole, is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, and strategy and strategic planning. Additionally, the Board desires to have specific knowledge related to our industry, such as expertise in automotive retail, consumer finance, and eCommerce.

The Compensation and Nominating Committee believes that all directors must, at a minimum, meet the criteria set forth in the Board’s code of conduct and the corporate governance guidelines, which specify, among other things, that the Compensation and Nominating Committee will consider criteria such as independence, diversity, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Compensation and Nominating Committee considers a nominee’s differences in viewpoint, professional experience, background, education, skill, age, race, ethnicity, gender, geography, national origin, and areas of expertise. The Compensation and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. Accordingly, to improve director diversity and best serve our stockholders, the Compensation and Nominating Committee formally adopted a policy in 2019 to request that any search firm that it engages include women and minority candidates in the initial list from which the Compensation and Nominating Committee selects director candidates. The Compensation and Nominating Committee also will consider a combination of factors for each director, including whether the nominee possesses:

a.the ability to represent all stockholders without a conflict of interest;
b.the ability to work in and promote a productive environment;
c.sufficient time and willingness to fulfill the substantial duties and responsibilities of a director;
d.the high level of character and integrity that we expect;
e.broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a national, publicly traded company; and
f.the ability to apply sound and independent business judgment.

The Compensation and Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the code of conduct for the Board, the corporate governance guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our stockholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the mature confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and the social realities of the environment in which we operate, the high-performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify each individual to serve on the Board. These collective qualities, skills, experiences, and attributes are essential to our Board’s ability to exercise its oversight function for Carvana and its stockholders and to guide the long-term sustainable, dependable performance of our business.

Subject to any earlier resignation or removal in accordance with the terms of our certificate and bylaws, our Class I directors will serve until our 2024 annual meeting of stockholders, our Class II directors will serve until our 2025 annual meeting of stockholders, and our Class III directors will serve until our 2023 annual meeting of stockholders. In addition, our certificate of incorporation provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class, for so long as the Garcia Parties are entitled to ten votes for each share of Class B common stock they hold. If the Garcia Parties are no longer entitled to ten votes for each share of Class B common stock they hold, then our directors may be removed only for cause upon the affirmative vote of at least 66⅔% of the voting power of our outstanding shares of stock entitled to vote thereon.

The Compensation and Nominating Committee will consider stockholder nominations for membership on the Board. For the 2024 Annual Meeting, nominations may be submitted to Carvana Co., 300 E. Rio Salado Pkwy, Tempe, AZ 85281, Attn: Secretary, who will forward them to the Chairman of the Compensation and Nominating Committee. Recommendations must be in writing and must be received no later than the close of business on February 1, 2024, and not earlier than the close of business on January 2, 2024. Recommendations must also include certain other requirements specified in our bylaws. The Compensation and Nominating Committee will apply the same criteria to the evaluation of those candidates as it applies to other director candidates.

When filling a vacancy on the Board, the Compensation and Nominating Committee identifies the desired skills, experience, and diversity of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Compensation and Nominating Committee may engage third parties to assist in the search and provide recommendations. As discussed above, any search firm that the Compensation and Nominating Committee engages is required to include women and minority candidates in the initial list from which the Compensation and Nominating Committee selects director candidates. Also, directors are generally asked to recommend candidates for the position. The candidates would be evaluated based on the process outlined in the corporate governance guidelines and the Compensation and Nominating Committee charter, and the same process would be used for all candidates, including candidates recommended by stockholders.

ITEM 1—ELECTION OF DIRECTORS

Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting to serve for a three-year term expiring at the 2026 Annual Meeting.

NAME	AGE	DIRECTOR SINCE	POSITION
Michael Maroone	69	2017	Lead Director
Neha Parikh	44	2019	Director

Each nominee was recommended for re-election by the Compensation and Nominating Committee for consideration by the Board and proposal to our stockholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may (i) nominate a substitute (ii) allow the vacancy to remain until the Board identifies an appropriate candidate or (iii) reduce the size of the Board to eliminate the vacancy. If the Board chooses to nominate a substitute nominee, the persons named as proxies on the proxy card will vote for that substitute nominee.

The Board recommends that you vote “FOR” each of the director nominees.

DIRECTOR NOMINEES

Michael Maroone has served on our Board since our Initial Public Offering ("IPO") in 2017. Mr. Maroone is currently the Chief Executive Officer ("CEO") of Maroone U.S.A. LLC, a position he has held since May 2017. From July 2005 to April 2015, Mr. Maroone served on the board of AutoNation, Inc., an automotive retailer and provider of new and used vehicles and related services. From August 1999 until his retirement in February 2015, Mr. Maroone also served as President and Chief Operating Officer of AutoNation, Inc. Prior to joining AutoNation, Inc., Mr. Maroone was President and CEO of the Maroone Automotive Group, a privately-held automotive retail group, from 1977 to 1997. Mr. Maroone currently serves on two other boards, as chairman of the board of Cleveland Clinic Florida, a non-profit, multi-specialty academic hospital, and as a member of the board of the Cleveland Clinic Enterprise Board. He holds a B.S. degree in Small Business Management from the University of Colorado Boulder. Mr. Maroone was selected to serve on our Board because of his advisory experience and his extensive experience in the automotive retail industry, and we believe that Mr. Maroone will continue to be a valuable member of our Board because of such experience.

Neha Parikh has served on our Board since April 2019. Ms. Parikh is a global technology leader who currently serves as CEO of Waze, where people and technology meet to solve transportation challenges, a role she has held since June 2021. Prior to Waze, from August 2017 to November 2019, Ms. Parikh was the President of Hotwire, a leading innovator in value creation and discount travel and a member of the Expedia Group. Ms. Parikh also served on the board of directors of Tailwind Acquisition Corp., a New York Stock Exchange ("NYSE") listed special purpose acquisition corporation, from 2020 to 2021. Ms. Parikh has deep experience growing, scaling and reinvigorating teams and businesses, particularly in the digital space, and she has been named as part of the inaugural ‘Forbes CEO Next 50 Leaders Set to Revolutionize

Business.' Ms. Parikh holds a bachelors of business degree from The University of Texas at Austin and an MBA from the Kellogg School of Management at Northwestern University. We believe that Ms. Parikh will continue to be a valuable member of our Board because of her extensive C-level experience in the online retail vertical.

CONTINUING DIRECTORS

Ernest Garcia III co-founded Carvana and has served as our President and CEO since our inception in 2012. Mr. Garcia is also Chairman of the Carvana Co. Board. Prior to founding Carvana, Mr. Garcia held various roles at DriveTime Automotive Group, Inc. (“DriveTime”) from January 2007 to January 2013. From January 2007 to December 2008, he served as a financial strategist. He was a managing director of corporate finance from December 2008 to November 2009. From November 2009 until January 2013, he served as a Vice President and Treasurer and Director of Quantitative Analytics. As Director of Quantitative Analytics, Mr. Garcia was responsible for the firm’s ongoing development of consumer credit scoring models, and its utilization of those tools in retail-vehicle-sales deal structuring and vehicle-price optimization. Prior to DriveTime, Mr. Garcia was an associate in the Principal Transactions Group at RBS Greenwich Capital from 2005 to 2006, where he focused on consumer-credit-based investments. Mr. Garcia holds a B.S. in management science and engineering from Stanford University. We believe that Mr. Garcia will continue to be a valuable member of our Board because of his extensive knowledge of our business and strategy, as well as his experience in the automotive retail industry and leadership role with us.

Ira Platt has served on our Board since our IPO in 2017. Since its inception in 2009, Mr. Platt has been the president of Georgiana Ventures, LLC, a firm that provides equity and debt capital to specialty finance companies, acquires portfolios of consumer finance receivables and offers consulting services to the specialty finance industry. From May 2009 to December 2013, Mr. Platt served as the President of 221 Capital Partners, LLC, a firm that provides advisory services. From 2009 to 2011, Mr. Platt was the Portfolio Manager for the Rosemont TALF Opportunity Fund, a partnership investing in asset-backed securities. In addition, Mr. Platt was a managing director and Head of the Principal & Distressed Capital Business for RBS Greenwich Capital, the domestic fixed income banking unit of the Royal Bank of Scotland Group, from 1997 to 2009. Mr. Platt was an Executive Vice President of the Aegis Consumer Funding Group, a publicly traded non-prime automotive finance company, from 1991 to 1997. Mr. Platt earned a B.A. degree in 1985 from Emory University and an M.B.A. from The Fuqua School of Business at Duke University. Mr. Platt served on DriveTime’s board of directors from February 2014 until April 2017. We believe that Mr. Platt will continue to be a valuable member of our Board because of his service on DriveTime’s board and his extensive experience in consumer finance and the automotive retail industry.

Dan Quayle has served on our Board since our IPO in 2017. Mr. Quayle has served the United States Federal Government in various capacities as a Congressman, Senator, and as the 44th Vice President of the United States of America from 1989 to 1993. Since 1999, Mr. Quayle has been with Cerberus Capital, a New York private investment firm. He has served as Chairman of Cerberus Global Investments since 2001. Mr. Quayle earned a B.A. degree in political science from DePauw University and a J.D. from the Indiana University Robert H. McKinney School of Law. We believe Mr. Quayle will continue to be a valuable member of our Board because of his experience as the chairman of Cerberus Global Investments, LLC, as well as his extensive experience in the areas of government, foreign relations, and private investment.

Gregory Sullivan has served on our Board since our IPO in 2017. Mr. Sullivan is the CEO of AFAR, a travel media company he co-founded in 2007. From 1995 to 2007, Mr. Sullivan served DriveTime in various capacities, including as president from 1995 to 2004, CEO from 1999 to 2004, and Vice Chairman from 2004 to 2007. Mr. Sullivan earned a B.B.A. degree in finance from the University of Notre Dame and a J.D. from the University of Virginia School of Law. We believe that Mr. Sullivan will continue to be a valuable member of our Board because of his senior management experience in the automotive and media industries.

INDEPENDENCE STATUS

The listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit committee, compensation committee, and nominating committee be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board has affirmatively determined that each of our non-employee directors, including our director nominees Michael Maroone and Neha Parikh, meets the requirements to be an independent director. In making this determination, our Board considered the relationships that each non-employee director has with Carvana and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our Class A common stock.

CONTROLLED COMPANY STATUS

For purposes of the corporate governance rules of the NYSE, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. The Garcia Parties beneficially own more than 50% of the combined voting power of Carvana Co. Accordingly, we are eligible for, but do not currently take advantage of, certain exemptions from the corporate governance requirements of the NYSE. Specifically, as a “controlled company,” we are not required to have:

a.a majority of independent directors,
b.a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities,
c.a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or
d.an annual performance evaluation of the nominating and governance and compensation committees.

In the event we choose to rely on some or all of these exemptions in the future, you would not have the same protections afforded to stockholders of companies that are subject to all of the applicable corporate governance rules of the NYSE.

BOARD MEETINGS AND COMMITTEES

During the year ended December 31, 2022, our Board held twenty meetings, our Audit Committee held eight meetings, and our Compensation and Nominating Committee held four meetings. Directors are expected to attend the annual meeting of stockholders and all or substantially all of the Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each director attended last year’s annual meeting. In 2022, each director attended at least 93% of the meetings of the Board and committees of the Board on which such director served.

Our Board has two standing committees, an Audit Committee and a Compensation and Nominating Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation and Nominating Committee
Ira Platt	(Chairman)	•
Gregory Sullivan	•	(Chairman)
Dan Quayle		•
Michael Maroone	•
Neha Parikh	•	•

AUDIT COMMITTEE

The Audit Committee is responsible for, among other matters,

1.appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
2.discussing with our independent registered public accounting firm their independence from management;
3.reviewing with our independent registered public accounting firm the scope and results of their audit;
4.approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
5.overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
6.reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
7.establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters; and
8.overseeing our enterprise risk management program.

Our Board has affirmatively determined that Mr. Platt, Mr. Maroone, Ms. Parikh, and Mr. Sullivan meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 of the Exchange Act and the NYSE rules. In addition, our Board has determined that Mr. Platt and Mr. Sullivan each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The written charter for our Audit Committee is available at our corporate website at investors.carvana.com/corporate-governance/governance-documents.

COMPENSATION AND NOMINATING COMMITTEE

The Compensation and Nominating Committee is responsible for, among other matters,

1.reviewing key employee compensation goals, policies, plans, and programs;
2.reviewing and providing recommendations to the Board regarding the compensation of our directors and CEO, and determining the compensation of our other executive officers;
3.reviewing and approving employment agreements, if any, and other similar arrangements between us and our executive officers;
4.administering stock plans and other incentive compensation plans;
5.identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;
6.overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently;
7.assisting the Board in its oversight of human capital management, including corporate culture, diversity and inclusion, recruiting, retention, attrition, talent management, career development and progression, succession, and employee relations;
8.identifying best practices and recommending corporate governance principles; and
9.developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us.

Our Board has affirmatively determined that Mr. Sullivan, Ms. Parikh, Mr. Platt and Mr. Quayle meet the definition of “independent director” for purposes of serving on a compensation committee under Rule 10C-1 of the Exchange Act and the NYSE rules. The Board has adopted a written charter for the Compensation and Nominating Committee, which is available on our corporate website at investors.carvana.com/corporate-governance/governance-documents.

BOARD LEADERSHIP STRUCTURE

The following section describes our Board leadership structure, the reasons why our Board considers this structure appropriate at this time, the roles of various positions, and related key governance practices. The mix of experienced independent and management directors that make up our Board, along with the independent role of our Lead Director and our independent Board-committee composition, benefits Carvana and its stockholders.

INDEPENDENCE; BOARD MIX

Our Board has an effective mix of independent and management directors. It is composed of five independent directors and our current Chairman and CEO, Ernest Garcia III.

LEAD DIRECTOR

The Board believes that it is beneficial to Carvana and its stockholders to designate one of the directors as a lead director who is elected by a majority of the Board. The lead director serves a variety of roles, including reviewing and approving Board schedules in collaboration with our Chairman and CEO to confirm the appropriate Board and committee topics are reviewed and sufficient time is allocated to each; liaising between our Chairman and CEO and independent directors when necessary and appropriate (in addition to each director having direct and regular access to the Chairman and CEO) and calling an executive session of independent directors at any time consistent with the bylaws and certificate of incorporation. Michael Maroone, an independent director and member of our Audit Committee, is currently our lead director. Mr. Maroone is an effective lead director for Carvana due to, among other things, his independence, his board leadership experience with AutoNation, Inc., his strong strategic and financial acumen, his commitment to ethics and setting tone at the top, his extensive knowledge of the automotive retail environment, and his deep understanding of Carvana and its business.

CHAIRMAN / CEO

With respect to the roles of Chairman and CEO, the corporate governance guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Mr. Garcia has been our Chairman and CEO since our IPO. The Board believes that combining the roles of Chairman and CEO, together with the separate, independent role of our lead director, is currently the most effective leadership structure because Mr. Garcia has extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences, including automotive retail, e-commerce, consumer finance and strategic planning. This knowledge and experience gives Mr. Garcia the insight necessary to combine the responsibilities of strategic development and execution along with management of day-to-day operations.

SELF EVALUATION

Our Compensation and Nominating Committee conducts an annual performance evaluation to determine whether the Board, its committees, and the directors are functioning effectively. This includes survey materials as well as conversations between each director and the lead director. The evaluation focuses on the Board’s and the committees’ contributions to Carvana and has an enhanced focus on areas in which the Board or management believes that the Board could improve.

As part of the annual Board self-evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for Carvana and its stockholders. Our corporate governance guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.

RISK OVERSIGHT

The Board, as a whole and through the Audit Committee, oversees our risk management program, which is designed to identify, evaluate, and respond to our high priority risks and opportunities. The Board sets the tone at the top as it relates to enterprise risk management and encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day operations. This includes oversight not only over the nature and management of the most significant risks to Carvana, but also over the level of risk appropriate for Carvana at any given time. The risk management program facilitates constructive dialog at the senior management and Board level to proactively realize opportunities and manage risks. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of our Company and provides regular updates to the Audit Committee and the full Board on identified high priority risks and opportunities within the risk management program, and regularly provides a more in-depth report on select topics, such as cybersecurity, Carvana's compliance management system, regulatory trends, and monitoring of Carvana's Integrity Line, including response planning and the program’s major initiatives.

While our Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees.

•Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. Our Audit Committee monitors our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Additionally, our Audit Committee establishes policies and procedures for the receipt and retention of accounting-related complaints and concerns, and discusses the scope and result of the audits with our independent registered public accounting firm.

•Our Compensation and Nominating Committee oversees the design and implementation of our compensation and benefits programs and policies and monitors the incentives created by these programs and policies to determine whether they encourage excessive risk-taking. Our Compensation and Nominating Committee identifies best practices relating to corporate governance, and recommends corporate governance principles to the Board, including the development and periodic review of a set of corporate governance guidelines. Additionally, our Compensation and Nominating Committee develops membership criteria for the Board and its committees and also assists the Board in its oversight of human capital management, including corporate culture, diversity and inclusion, recruiting, retention, attrition, talent management, career development and progression, succession, and employee relations.

CODE OF ETHICS AND CONDUCT

We have adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website at investors.carvana.com/corporate-governance/governance-documents. We intend to disclose any amendments to the code or waivers of its requirements on our website.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationships exist between the members of our Board and the board or compensation committee of any other company.

COMMUNICATIONS BY STOCKHOLDERS AND OTHER INTERESTED PARTIES WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties may contact an individual director, the lead director, the Board as a group, or a specified Board committee or group, including the non-management directors as a group, by sending regular mail to:

Carvana Co.
300 E. Rio Salado Pkwy
Tempe, AZ 85281
ATTN: Board of Directors

or by email at leaddirector@carvana.com.

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Carvana will receive the communications and process them before forwarding them to the addressee. Carvana may also refer communications to other departments within Carvana. Carvana generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Carvana.

DIRECTOR COMPENSATION

We have designed our non-employee director compensation program to achieve the following objectives:

a.align directors’ interests with the long-term interests of our stockholders;
b.attract and retain outstanding director candidates with diverse backgrounds and experiences; and
c.recognize the substantial time commitment required to serve as a Carvana director.

The Compensation and Nominating Committee reviews the Company’s director compensation program periodically. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from us. Members of the Board who are employees of Carvana do not receive compensation for their service on the Board. The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our non-employee directors for the year ended December 31, 2022:

Name	Fees earned or paid in cash ($)	Stock awards ($) (1)	Total ($)
Ira Platt	$150,000	$180,016	$330,016
Gregory Sullivan	$150,000	$180,016	$330,016
Dan Quayle	$125,000	$180,016	$305,016
Michael Maroone	$174,000	$180,016	$354,016
Neha Parikh	$164,000	$180,016	$344,016

(1) The amounts reported in the Stock Awards column represent the grant date fair value on May 16, 2022, of the restricted stock units ("RSUs") granted to the non-employee directors during the year ended December 31, 2022 presented as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. As disclosed in the table below, the annual grant of RSUs for each non-employee director, similar to 2021, was calculated at a fair market value of $180,000 based on the 10-day trailing average closing stock price on May 16, 2022. In 2022, this amount came to 4,168 RSUs.

NON-EMPLOYEE DIRECTOR COMPENSATION STRUCTURE

As of December 31, 2022, we compensated our non-employee directors according to the following structure:

Description	Amount

Annual retainer	$110,000
Annual grant	Grant of 4,168 restricted stock units having a fair market value of $180,016, based on the 10-day trailing average closing stock price on May 16, 2022, that vests 100% after approximately one (1) year.
Additional retainer for chair of committee	$25,000 for Audit Committee; $25,000 for Compensation and Nominating Committee
Additional retainer for lead director	$25,000
Additional retainer for non-chair committee members	$15,000 for Audit Committee; $15,000 for Compensation and Nominating Committee

In 2022, each of Mr. Maroone and Ms. Parikh also received the sum of $4,000 per month from July through December for service on the Special Litigation Committee in connection with derivative litigation. Additionally, when Ms. Parikh was appointed to the Board in April 2019, she received a one-time award of RSUs having a fair market value of $150,000 based on the stock closing price as of April 18, 2019 that vested one-third annually over three (3) years. All non-employee directors are also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business.

DIRECTOR STOCK OWNERSHIP GUIDELINES

The minimum Company stock ownership guidelines for non-employee directors is five (5) times the amount of the annual retainer paid by the Company, not including retainers paid for serving as the lead director or as the chair or member of a committee, within five (5) years of being named a director. For the CEO, the minimum Company stock ownership guideline is six (6) times base salary within five (5) years of being named in the role. The guidelines serve to align the interests of our directors to those of our stockholders.

Under this formula, the current ownership requirement is $550,000 (5 x $110,000) of Company stock for non-employee directors, and $5,580,000 (6 x $930,000) of Company stock for our CEO. Each director is expected to continue to meet the ownership requirement for as long as he or she serves as a director of the Board. Under these guidelines, Ms. Parikh, who joined the Board in April 2019, has until April 2024 to meet this requirement. As of the date of this proxy statement, Mr. Garcia, Mr. Maroone, and Mr. Platt were all in compliance with these guidelines. Mr. Sullivan and Mr. Quayle must retain all shares acquired on the vesting of equity awards or the exercise of stock options, until compliance is achieved.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Carvana Co. as of March 6, 2023:

Name	Age	Position
Ernest Garcia III	40	President, Chief Executive Officer and Chairman
Mark Jenkins	44	Chief Financial Officer
Benjamin Huston	40	Chief Operating Officer
Ryan Keeton	45	Chief Brand Officer
Daniel Gill	40	Chief Product Officer
Paul Breaux	39	Vice President, General Counsel, and Secretary
Tom Taira	52	President, Special Projects

Ernest Garcia III is the president and CEO of Carvana and the Chairman of our Board. His biography can be found above under “Board of Directors and Corporate Governance – Continuing Directors.”

Mark Jenkins has served as our Chief Financial Officer since July 2014. Prior to joining Carvana, Mr. Jenkins was a professor in the finance department at the Wharton School of the University of Pennsylvania from 2009 to 2014, where his teaching and research focused on consumer and corporate credit markets. While at Wharton, Mr. Jenkins was responsible for teaching courses in the undergraduate, MBA, and executive education programs on corporate restructuring, corporate credit, and leveraged finance. Prior to his time at Wharton, Mr. Jenkins worked at the Brattle Group from 2001 to 2004, an economic consulting firm, where he focused on corporate valuation and demand forecasting in technology markets. Mr. Jenkins received a Ph.D. in economics from Stanford University and a B.S.E. from Duke University in mathematics and civil engineering.

Benjamin Huston co-founded Carvana and has served as our Chief Operating Officer since our inception in 2012. Prior to joining Carvana, Mr. Huston co-founded Looterang, a card-linking platform that enabled personalized deals to be automatically administered through consumer credit or debit cards, in 2011. Mr. Huston was CEO of Looterang from 2011-2012. From 2008 to 2011, Mr. Huston served as an associate at Latham and Watkins, a full-service global law firm, where he focused on regulatory affairs. Mr. Huston holds a J.D. from Harvard Law School and a B.A. in American studies from Stanford University.

Ryan Keeton co-founded Carvana and has served as our Chief Brand Officer since our inception in 2012. Prior to joining Carvana, Mr. Keeton was a principal at the Montero Group, a strategic consultancy firm, from 2010 to 2012, where he advised global public and private companies on strategic and business initiatives. From 2008 to 2010, Mr. Keeton served as Director of Strategic Marketing for George P. Johnson, a global marketing agency. Mr. Keeton holds a B.A. in English and American literature and language from Harvard University.

Daniel Gill has served as our Chief Product Officer since March 2015, overseeing all technology functions, as well as strategic partnerships for the business. Prior to joining Carvana, Mr. Gill spent his career in both enterprise software and consumer internet businesses. Mr. Gill served as Head of Strategy and Business Development for Inflection from May 2014 to March 2015. He co-founded and served as CEO of Huddler from 2007 until the company’s acquisition by Wikia in May of 2014. Mr. Gill holds a degree in biology from Stanford University.

Paul Breaux has served as our General Counsel since August 2015. Prior to joining Carvana, Mr. Breaux practiced law at the Houston, Texas office of the firm Andrews Kurth LLP (now Hunton Andrews Kurth LLP) from 2008 to 2015. While at Andrews Kurth, Mr. Breaux’s representative experience encompassed a broad range of general business transactions matters. Mr. Breaux holds a J.D. from Harvard Law School, a B.A. in Plan II Honors from The University of Texas at Austin, and a B.B.A. in finance from The University of Texas at Austin.

Tom Taira has served as President, Special Projects since October 2018. Prior to joining Carvana, Mr. Taira was the co-founder and CEO of Propel AI, which was acquired by Carvana in 2018. In 2005, Mr. Taira co-founded TrueCar, Inc. and from 2005 until 2018 he served in various roles at TrueCar, Inc. including Chief Product Officer, Chief Strategy Officer, and President. Between 2009 to 2010, Mr. Taira co-founded and served as CEO of Honk LLC, an automotive social media website, which was acquired by TrueCar. He has also been a Director and founding team member at various automotive startups, including Model E, a vehicle subscription service, and Build-to-Order, a new American automotive manufacturer. Mr. Taira began his automotive career at Toyota Motor Sales, U.S.A. where he served as eBusiness Strategy Manager. Mr. Taira holds a B.A. in Social Sciences from the University of California, Irvine and an M.B.A. from Georgetown University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation objectives and design, our compensation-setting process, our executive compensation program components, and the decisions made in 2022 with respect to our CEO, chief financial officer, and our three other most highly compensated executive officers for the year ended December 31, 2022, who have been designated as our “named executive officers” under Item 402 of Regulation S-K (each, an “NEO” and collectively, the “NEOs”):

Named Executive Officer	Position
Ernest Garcia III	Chief Executive Officer
Mark Jenkins	Chief Financial Officer
Benjamin Huston	Chief Operating Officer
Daniel Gill	Chief Product Officer
Tom Taira	President, Special Projects

This CD&A may contain statements regarding future individual and Company performance targets and goals. These targets and goals should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

EXECUTIVE SUMMARY

COMPANY PERFORMANCE HIGHLIGHTS

2022 was a challenging year for Carvana. The Company entered 2022 overbuilt for the number of retail units actually sold during the year. Retail unit volume was significantly impacted by various macroeconomic factors including increased interest rates and inflation, leading to the decreased vehicle affordability. Due to the macroeconomic environment, we shifted our priorities to focus on driving profitability through operating efficiency and reducing expenses. Despite these internal and external factors, we increased revenue and gained market share for the ninth consecutive year, remained the second largest used vehicle retailer in the country, and continued to provide exceptional customer experiences.

The results of our 2022 performance include:

•6.2% revenue growth, from $12.8 billion to $13.6 billion, despite a 3.0% decrease in retail units sold, from 425,237 to 412,296.

•Launched in five additional markets, bringing us to 316 total markets at December 31, 2022.
•3 additional car vending machines, bringing our total from 30 to 33.

•a $1,515 decrease in gross profit per unit from $4,537 to $3,022.
•Net loss margin was (21.3%), a decrease from (2.2%), while Adjusted EBITDA margin was (7.7%), a decrease from 0.5%.

•a decrease in quarterly selling, general, and administrative ("SG&A") expense from $727 million in Q1 2022 to $632 million in Q4 2022, as we focus on operational efficiency and reducing expenses.

•five year shareholder return of (85.5)%, shown below in relation to our peer group companies (see “Competitiveness of our Compensation Program” below) as an index as well as the S&P 500 and S&P 500 Retailing Indices.

Note that Adjusted EBITDA margin is a non-GAAP measure. A description of this measure and a reconciliation of this measure to the nearest comparable GAAP measure can be found in Annex A of this proxy statement.

CORPORATE GOVERNANCE HIGHLIGHTS REGARDING EXECUTIVE COMPENSATION

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. We believe that we have designed executive compensation plans that effectively support our strategic and financial goals, create a culture of teamwork, and are directly tied to the performance of the Company and shareholder outcomes. We will continue to utilize rigorous governance processes to monitor and evaluate the compensation programs as well as implement best practices in compensation governance. We welcome shareholder feedback on our programs. The following summarizes our executive compensation and related governance policies and practices:

WHAT WE DO	WHAT WE DO NOT DO
✓ A significant portion of compensation is "at risk" and tied to long-term Company performance	x No discretionary or guaranteed incentive payments
✓ Market-based executive compensation levels are reviewed by Compensation and Nominating Committee annually	x No new or legacy excise-tax gross-up provisions
✓ An independent compensation consultant is retained to evaluate our executive compensation and make recommendations	x No option repricing without stockholder consent
✓ Adopted a clawback policy	x We do not focus on short-term employee rewards at the expense of long-term corporate gains
x Executives are prohibited from hedging

COMPENSATION OBJECTIVES AND PRINCIPLES

Carvana seeks to create and maintain a culture of teamwork and high performance. Our executive compensation programs are one of the tools we utilize to accomplish this objective. Philosophically, we aim to treat our executives fairly when considering:

a.the complexity of their jobs,
b.the market for their executive talent,
c.their individual performance,

d.the financial and strategic performance of the Company, and
e.the need to retain the executives.

Within that framework, it is critical that we meet our objectives to:

a.attract and retain the best executive talent to support our profitability initiatives and growth,
b.align the interests of our executives with those of our shareholders, and
c.provide incentives that are linked directly to our long-term strategies.

We expect that our executives will in aggregate be paid fairly compared to the compensation peer group approved by the Compensation and Nominating Committee, considering Company performance, individual performance, tenure, and experience.

COMPENSATION SETTING PROCESS

ROLE OF COMPENSATION AND NOMINATING COMMITTEE AND CHIEF EXECUTIVE OFFICER IN SETTING EXECUTIVE COMPENSATION

The Compensation and Nominating Committee has responsibility for overseeing the design, development, and implementation of the compensation program for our CEO and other NEOs. The Compensation and Nominating Committee evaluates the performance of our CEO and the performance of our other executive officers. Our CEO assists the Compensation and Nominating Committee in evaluating the performance of our other executive officers, including the NEOs other than the CEO. Our CEO does not participate in certain portions of Compensation and Nominating Committee meetings or meetings of the Board when his compensation is discussed and determined, and has requested that his total compensation be set significantly below the market median due to his significant ownership interest in our Company.

Based on these assessments, the members of the Compensation and Nominating Committee, each of whom is an independent director, make the final compensation decisions for the NEOs other than the CEO, and make recommendations to the Board for the CEO’s compensation. The Board makes the final decision for the CEO’s compensation.

INDEPENDENT COMPENSATION ADVISOR

Our Compensation and Nominating Committee believes that independent advice is important in developing Carvana’s executive compensation programs. Since September 2017, the Compensation and Nominating Committee has engaged Korn Ferry as its independent compensation consultant to advise on executive compensation matters. All work performed by the independent compensation consultant regarding our executive compensation program is tasked and overseen directly by the Compensation and Nominating Committee. Our management provides information and analyses to the Compensation and Nominating Committee at the Compensation and Nominating Committee’s direction.

Korn Ferry, at the request of and in service to the Compensation and Nominating Committee, provided certain compensation advisory services for 2022 compensation, including assistance with establishing a compensation peer group, benchmarking executive compensation, designing aggregate broad based equity usage (including run rate and total dilution), outlining peer group short- and long-term incentive practices, and reviewing the narrative disclosure in this Compensation Discussion and Analysis.

Korn Ferry does not provide any other material services to Carvana Co. The Compensation and Nominating Committee has assessed the independence of Korn Ferry pursuant to the NYSE rules and concluded that Korn Ferry’s work for the Compensation and Nominating Committee did not raise any conflicts of interest.

CONSIDERATION OF THE SAY-ON-PAY VOTE

We last held a non-binding, advisory vote to approve the compensation of our NEOs, commonly referred to as the “say-on-pay” vote, at our 2022 Annual Meeting of Shareholders, as required by Section 14A of the Exchange Act. Our advisory resolution to approve the compensation of our NEOs received substantial majority support from shareholders with over 99.5% “For” votes of votes cast. We take this result as support that our executive compensation program and practices are reasonable and well-aligned with shareholder expectations. Nevertheless, we review our overall approach to executive compensation periodically and we expect that the specific direction, emphasis, and components of our executive compensation program will continue to evolve, as will our process for establishing executive compensation.

COMPETITIVENESS OF OUR COMPENSATION PROGRAM

Our executive compensation program is designed so that the sum of all components is competitive with market practices. Market practices—or benchmarks—are based on peer-group data and compensation survey data.

The Compensation and Nominating Committee, with the assistance of its compensation consultant, Korn Ferry, reviewed and selected potential peer companies based on revenue size, industry focus, growth rates, complexity of operations, customer base, and market for talent. Many of our direct industry competitors are either privately held companies or are larger than us in revenue size, although very few have had our historical growth trajectory. Due to our historical growth trajectory, the Compensation and Nominating Committee has reviewed and revised the Company's peer group to reflect differences in our revenue size and complexity of operations. With the assistance of its compensation consultant, the Compensation and Nominating Committee approved the following compensation peer group in order to determine market pay levels and pay practices for fiscal year 2022:

•	Wayfair Inc.	•	CarMax, Inc.
•	Advance Auto Parts, Inc.	•	Lululemon Athletica Inc.
•	Tractor Supply Company	•	AutoNation, Inc.
•	Asbury Automotive Group, Inc.	•	Lithia Motors, Inc.
•	Ulta Beauty, Inc.	•	Uber Technologies, Inc.
•	Williams-Sonoma, Inc.	•	eBay Inc.
•	Chewy, Inc.	•	Camping World Holdings, Inc.
•	Knight-Swift Transportation Holdings Inc.	•	Expedia Group, Inc.

The Compensation and Nominating Committee expects to continue to review our compensation peer group on an annual basis, considering changes in our size and business and the businesses of the companies in the peer group.

The Compensation and Nominating Committee also uses compensation survey data in its evaluation of executive pay for the NEOs. Survey data provides insight into positions that may not generally be reported in proxy statements and information about the compensation of executives of non-public companies. To assist the Compensation and Nominating Committee in evaluating fiscal year 2022 compensation levels, the Compensation and Nominating Committee reviewed both peer-group proxy data and information from survey databases, utilizing appropriate subsets based on the size of the company.

COMPENSATION COMPONENTS

In accordance with our overall compensation philosophy and program, executives are provided with a mix of base salary, long-term incentives, and employee benefits. Our compensation philosophy places a significant portion of the potential total compensation for each NEO “at risk” such that compensation will vary based on the performance of Carvana. Variable compensation is a component of compensation for many of our employees, but a higher proportion of our NEOs’ compensation is at risk than that of our general employee population. As shown in the pay mix chart below, our compensation program is designed to be highly performance-based. An average of approximately 82.8% of our NEOs' approved compensation is tied to our stock price performance.

CEO and Other NEO Average Compensation by Type

17.2%
20.7%
62.1%
Base Salary
Stock Options
Time Based RSUs

The following table describes the material elements of compensation and the objectives of each element:

PROGRAM		DESCRIPTION		OBJECTIVES
ANNUAL COMPENSATION:
Base Salary	•	Ongoing cash compensation based on executive officer's role, responsibilities, competitive market positioning, and individual performance.	•	Attract and retain qualified key managerial talent.
			•	Recognize sustained individual performance.
LONG-TERM COMPENSATION:
Long Term Incentive Program	•	A long-term incentive program using time-based restricted stock units and stock options.	•	Focus executives on long-term Company performance and long-term financial and strategic success.
			•	Retention.
			•	Align employee and stockholder interests via stock ownership.

BASE SALARY

The base salaries for the NEOs are reviewed annually by the Compensation and Nominating Committee. Individual salaries are determined based upon a combination of factors, including the scope of responsibilities, individual preferences, performance, and experience, our Company’s performance, relative shareholder return, an individual's potential for making contributions to future Company performance, and competitive pay practices at comparable companies. The Compensation and Nominating Committee considers all these factors in determining base salary increases and does not assign a specific weighting to any individual factor.

In February 2022, the Compensation and Nominating Committee reviewed the base salaries of our executive officers, including our NEOs, taking into consideration the factors described above. Following this review, the Compensation and Nominating Committee determined to maintain the current mix between base salary and equity compensation because the current compensation mix put a sufficient percentage of NEO pay at-risk based on the performance of the Company. The Compensation and Nominating Committee also determined to increase the base salary of each of the NEOs to maintain the competitiveness of this compensation element.

	Base Salary for the Year Ended
Name and Principal Position	2022	2021	2020
Ernest Garcia III - Chief Executive Officer	$930,000	$757,500	$767,000
Mark Jenkins - Chief Financial Officer	$923,000	$742,500	$745,000
Benjamin Huston - Chief Operating Officer	$923,000	$742,500	$745,000
Daniel Gill - Chief Product Officer	$825,000	$667,500	$654,000
Tom Taira - President, Special Projects(1)	$1,014,000	$877,500	$—
(1) Mr. Taira began serving as an NEO during fiscal year 2021.

As disclosed in the Company's Current Report on Form 8-K, dated May 10, 2022, Messrs. Garcia, Jenkins, Huston, and Gill volunteered to forego their salaries for the rest of 2022 to help contribute to severance pay for departing team members in connection with a workforce reduction. Approximately 65% of Messrs. Garcia, Jenkins, Huston, and Gill's annual base salary was waived, and as a result the actual base salary received by each of these NEOs significantly decreased overall in 2022 from the amounts stated above, which decrease is reflected in the Summary Compensation Table below. All NEOs also waived portions of their base salaries in 2020, as announced in our Shareholder Letter dated May 6, 2020. In response to the COVID-19 pandemic, management and the Board recommended and the Compensation and Nominating Committee agreed, to contribute a portion of executive officers' 2020 annual base salaries and each Board member's 2020 annual retainer to our disaster relief program, the "We're All in This Together Fund" (the "Fund"). Approximately 49% of each NEO’s annual base salary went to the Fund, and as a result the actual base salary received by each NEO also decreased overall in 2020 from the amounts stated above and is reflected in the Summary Compensation Table below.

LONG-TERM INCENTIVE PROGRAM

The Compensation and Nominating Committee believes that stock-based performance compensation is essential to align the interests of Carvana’s management and its shareholders in enhancing the long-term value of our equity and to encourage executives to remain with the Company. Due to the Compensation and Nominating Committee's focus on long-term growth, we do not currently have short-term incentives in the executive pay mix. This structure is reviewed by the Compensation and Nominating Committee annually and may change in the future. Among the varied types of equity awards the Compensation and Nominating Committee is authorized to use under the equity plan, stock options are the ones that the Compensation and Nominating Committee has determined are preferable for use with NEOs, because their value is more leveraged to future value appreciation and depends upon a future increase in the value of our common stock. The committee also has determined that time-based restricted stock unit grants to NEOs may be used for the purposes of retention or recognition of outstanding performance in part because restricted stock units are less volatile than stock options. During 2022, the Company granted stock options and RSUs under the Company's 2017 Omnibus Incentive Plan (the "Plan").

2022 Stock Option Grants

For fiscal year 2022, the Compensation and Nominating Committee determined to award time-based stock options to each NEO to provide an award that has a value dependent upon a future increase in the value of our Class A common stock.

For the 2022 annual grant of stock options, the Compensation and Nominating Committee targeted a grant value equal to approximately 62.1% of each executive's total direct compensation, or 75% of each executive's long-term incentive compensation. The options were granted on February 21, 2022. All of these grants vest 25% on April 1, 2023 and in 36 equal monthly installments thereafter, subject to each grantee's continued employment.

	2022 Stock Option Grants
Name and Principal Position	Number of Options Granted	Grant Date Fair Value
Ernest Garcia III - Chief Executive Officer	48,984	$3,953,009
Mark Jenkins - Chief Financial Officer	48,588	$3,921,052
Benjamin Huston - Chief Operating Officer	48,588	$3,921,052
Daniel Gill - Chief Product Officer	43,445	$3,506,012
Tom Taira - President, Special Projects	26,828	$2,165,020

2022 Time-Based RSU Grants

For fiscal year 2022, the Compensation and Nominating Committee also granted to each NEO a time-based RSU award. For the award, the Compensation and Nominating Committee targeted a grant value equal to approximately 20.7% of each NEO’s total direct compensation, or 25% of each NEO’s long-term incentive compensation. The RSUs were granted on February 21, 2022. All of these grants vest 25% on April 1, 2023 and in 36 equal monthly installments thereafter.

	2022 Time-Based RSU Grants
Name and Principal Position	Number of RSUs Granted	Grant Date Fair Value
Ernest Garcia III - Chief Executive Officer	10,428	$1,318,099
Mark Jenkins - Chief Financial Officer	10,341	$1,311,458
Benjamin Huston - Chief Operating Officer	10,341	$1,311,458
Daniel Gill - Chief Product Officer	9,249	$1,173,430
Tom Taira - President, Special Projects	5,713	$726,479

2022 CEO Milestone Gift

In addition to the RSUs granted under the usual long-term incentive program, the NEOs other than our CEO were granted a one time award of 23 RSUs in 2022. On January 5, 2022, in recognition of the Company selling its one millionth vehicle, the Company granted all employees, including all the NEOs other than Mr. Garcia, an award of 23 time-based RSUs that vest upon the later of February 1, 2022 or the grantee’s second anniversary of employment with the Company and are settled with shares of Class A common stock from Mr. Garcia’s personal shareholdings (the “CEO Milestone Gift”). For additional information about the CEO Milestone Gift, see Carvana’s Annual Report on Form 10-K for 2022, Item 8 Note 7: Related Party Transactions.

2019 and 2020 Performance and Time Contingent Grant

As previously disclosed, for fiscal years 2019 and 2020, the Compensation and Nominating Committee granted our NEOs blended performance and time contingent RSU awards (the "2019 Award" and the "2020 Award"). Both the 2019 Award and the 2020 Award were subject to continued employment and the Company's achievement of positive EBITDA for a calendar quarter (the "Performance Trigger"). On October 29, 2020, the Company filed its Form 10-Q for the third quarter of 2020 reporting positive EBITDA. Accordingly, the Compensation and Nominating Committee determined that the Performance Trigger for the 2019 Award and the 2020 Award had been achieved. The 2019 Award vested 39.6% on November 1, 2020 and the remaining amount vests in 29 equal installments on the first of each subsequent month thereafter. The 2020 Award vested 25% on April 1, 2021 and the remaining amount vests in 36 equal monthly installments on the first of the month thereafter.

PERQUISITES AND BENEFITS

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we did not provide perquisites to our executive officers in 2022, including our NEOs, except that each of the NEOs, along with certain other employees, can use one of the Company inventory vehicles (which generally will be replaced every three years); each, along with many of our employees, may use a company-provided cellular phone; each, along with all of our employees, may participate in our 401(k) match benefit which is based on salary; and finally, in 2022 all of our employees, including the NEOs, were eligible to participate in the Carvana "Own the Road" program, through which employees receive gifts for certain tenure milestones with the Company.

We do not expect that any future perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation and Nominating Committee.

TERMINATION, SEVERANCE, AND CHANGE IN CONTROL BENEFITS

We do not have employment or severance agreements with our executives. In the event of a change in control for either Carvana Co. or Carvana Group, any payment due to the NEOs would be governed by the NEOs' individual equity award agreements made under the Carvana Co. 2017 Omnibus Incentive Plan (the "Plan"). The Compensation and Nominating Committee believes that payments to NEOs in the event of a change in control as governed by these agreements benefit stockholders by providing an important incentive to NEOs to remain focused on running the business in the case of a pending or actual change in control event.

In the event of a Change in Control of Carvana Co. (as the term is defined in the Plan) and if an NEO is terminated involuntarily without Cause (as the term is defined in the Plan)

within twenty-four months following the Change in Control, then all outstanding unvested stock options and time contingent RSUs of the NEO granted by our equity award agreements from 2018 through 2022 will become fully exercisable and vested. An NEO whose employment is terminated because of death or disability will have one year from the time of termination to exercise any then-vested options, instead of the usual 90 days, provided that such exercise must occur prior to the expiration date of the options. If an NEO’s employment is terminated due to the NEO's disability, and that NEO later dies within a year of such termination, the legal representative of the NEO’s estate may exercise the options within the earlier period of the one year anniversary of the date of death and the expiration date of the options.

Each NEO is also required to comply with the restrictive covenants set forth in each individual equity award agreement. All NEOs are subject to confidentiality obligations pursuant to their award agreements. In addition, Messrs. Garcia, Jenkins, and Huston are subject to non-competition provisions during the NEO's employment and for a period of 18 months after termination. Messrs. Garcia, Jenkins, and Huston are also required to comply with non-solicitation and non-interference obligations during the NEO's employment and for a period of 12 months after termination.

Except for these arrangements described above, none of our NEOs have entered into any plans, arrangements or agreements with Carvana providing for payments upon termination of employment or change in control of Carvana, other than payments generally available to all salaried employees that do not discriminate in scope, terms, or operation in favor of the executive officers of Carvana.

COMPENSATION-RELATED POLICIES

COMPENSATION RECOVERY (“CLAWBACK”) POLICY

In 2018, the Compensation and Nominating Committee approved the adoption of a “clawback” policy, which provides for the clawback or recoupment of any compensation granted, earned, or vested that is tied to performance metrics, in the event of an accounting restatement resulting from material noncompliance with certain financial reporting requirements that reveals that such performance (or level of performance) was not achieved.

On October 26, 2022, the SEC adopted rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act. The final rules direct stock exchanges to establish listing standards requiring listed companies to develop and implement a clawback policy providing for recovery of incentive-based compensation erroneously received by current or former executive officers during the three completed fiscal years immediately preceding the year in which the company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. The Company intends to adopt a clawback policy complying with the requirements of the SEC and the NYSE.

POLICY REGARDING HEDGING AND PLEDGING OF COMPANY STOCK

Carvana’s securities trading policy prohibits all employees from buying or selling Carvana securities while aware of material nonpublic information and prohibits the disclosure of material nonpublic information to others who then trade in our securities. As part of this policy, certain other Carvana-securities-related transactions by directors, officers and other employees are also prohibited or subject to specific notice and pre-approval requirements. The policy is premised on the belief that even in those circumstances where the proposed transaction may not constitute a violation of law or applicable regulations, it is nonetheless inappropriate for any director, officer, or other employee to engage in short-term or speculative transactions in our securities which may be viewed as reducing their incentive to improve our performance or inconsistent with the objectives of our stockholders in general. Therefore, it is our policy that directors, officers, and other employees may not engage in any transactions involving our securities which constitute short sales, puts, calls, or other similar derivative securities. The policy also prohibits certain other transactions, including hedging or monetization transactions—e.g., zero-cost collars, forward sale contracts, and arrangements pledging company securities as collateral for a loan (without adequate assurance of other available assets to satisfy the loan).

COMPENSATION AND RISK

We believe that our compensation programs create appropriate incentives to drive sustained, long-term increases in shareholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•Focus on weighting compensation toward four-year vesting schedules of equity awards;

•individual NEO pay generally set at market competitive levels against comparable executive roles at an appropriate set of peer companies, except the CEO, who has compensation significantly below market levels due to his significant ownership interest in us;
•no employment agreements with executive officers; and
•restrictions on trading in Carvana Class A common stock to reduce insider trading compliance risk, as well as prohibitions on pledging and hedging Carvana capital stock.

In light of these features, we conclude that the risks arising from our executive and employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

TAX AND ACCOUNTING IMPLICATIONS

Carvana considers the tax and accounting aspects of the elements of compensation we offer in determining the most effective method for compensating our executives. This includes, but is not limited to, Section 162(m) of the Internal Revenue Code and the regulations thereunder. Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to the CEO and certain other NEOs in excess of $1 million.

Although the Compensation and Nominating Committee may consider the effect that Section 162(m) and the potential lack of deduction for amounts paid in excess of the deduction limit may have on Carvana, the Compensation and Nominating Committee continues to retain flexibility to make compensation decisions, in the exercise of its business judgment, that are based on factors that it determines to be appropriate (as determined by the Compensation and Nominating Committee in its sole discretion) to enable Carvana to continue to attract, retain, reward, and motivate its highly-qualified executives. This flexibility may include amending or modifying the design elements of our historical compensation programs.

COMPENSATION AND NOMINATING COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the Carvana, Co. Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Carvana Co.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Respectfully submitted by:

Gregory Sullivan (Chair)
Ira Platt
Dan Quayle
Neha Parikh

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our NEOs for the past three fiscal years.

Name and Principal Position	Year	Salary	Stock awards	Option awards	All other compensation	Total
		($)(3)	($)(1)	($)(1)	($)(2)	($)
Ernest Garcia III	2022	$322,771	$1,318,099	$3,953,009	$557	$5,594,436
Chief Executive Officer	2021	$757,500	$1,073,181	$3,219,213	$451	$5,050,345
	2020	$411,752	$545,811	$1,636,881	$—	$2,594,444
Mark Jenkins	2022	$320,279	$1,311,656	$3,921,052	$21,107	$5,574,094
Chief Financial Officer	2021	$742,500	$1,052,162	$3,155,521	$22,469	$4,972,652
	2020	$384,395	$530,302	$1,590,544	$24,541	$2,529,782
Benjamin Huston	2022	$321,894	$1,311,656	$3,921,052	$18,594	$5,573,196
Chief Operating Officer	2021	$742,500	$1,052,162	$3,155,521	$18,886	$4,969,069
	2020	$376,010	$530,302	$1,590,544	$18,294	$2,515,150
Daniel Gill	2022	$286,968	$1,173,628	$3,506,012	$3,902	$4,970,510
Chief Product Officer	2021	$667,500	$945,880	$2,836,704	$18,871	$4,468,955
	2020	$332,850	$465,432	$1,395,797	$20,819	$2,214,898
Tom Taira (4)	2022	$1,011,375	$726,677	$2,165,020	$47,850	$3,950,922
President, Special Projects	2021	$877,500	$593,284	$1,779,273	$45,883	$3,295,940

(1) The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the RSUs and stock options granted to the NEOs during the years presented as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in computing the grant date fair values may be found in Note 12, “Equity-Based Compensation” included in the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

(2) The following items were included in “All Other Compensation” for 2020, 2021, and 2022:

Name	Year	401(k) Plan Company Match(i)	Incremental Cost of Company Car(ii)	Cellphone Expense(iii)	Own the Road(iv)	Unused Vacation Payment(v)	Total
Ernest Garcia III	2022	$—	$—	$557	$—	$—	557
	2021	$—	$—	$451	$—	$—	$451
	2020	$—	$—	$—	$—	$—	$—
Mark Jenkins	2022	$2,056	$18,500	$551	$—	$—	$21,107
	2021	$3,480	$18,500	$489	$—	$—	$22,469
	2020	$5,510	$18,500	$531	$—	$—	$24,541
Benjamin Huston	2022	$2,056	$14,750	$1,384	$404	$—	$18,594
	2021	$3,480	$14,750	$656	$—	$—	$18,886
	2020	$2,865	$14,750	$679	$—	$—	$18,294
Daniel Gill	2022	$3,081	$—	$821	$—	$—	$3,902
	2021	$6,960	$11,250	$661	$—	$—	$18,871
	2020	$8,893	$11,250	$676	$—	$—	$20,819
Tom Taira	2022	$4,050	$—	$—	$—	$43,800	$47,850
	2021	$6,960	$—	$—	$—	$38,923	$45,883
(i) Represents discretionary matching contributions under our 401(k) Plan.

(ii) The incremental cost of the company car to us has been calculated based on the depreciation value of the vehicle.

(iii) Represents the cost of company-paid cell phone and related service.

(iv) Represents taxable wages for service award(s) received pursuant to the Company's Own the Road program, through which all employees receive gifts for certain tenure milestones with the Company.

(v) Represents vacation payout of time accrued and unused at year end, paid out as required by California law.

(3) The amount reported as salaries for the NEOs for 2020 show the base salary for each NEO approved by the Board and the Compensation and Nominating Committee in February 2020 (for Mr. Garcia $767,000; for Messrs. Jenkins and Huston $745,000; and for Mr. Gill $645,000) adjusted for the amount each NEO contributed to the Fund as discussed above under “Compensation Components - Base Salary”. These amounts represent the actual salary each NEO received for 2020 and the actual compensation received by each NEO for 2020.

Further, the amount reported as salaries for the NEOs for 2022 show the base salary for each NEO approved by the Board and the Compensation and Nominating Committee in February 2022 (for Mr. Garcia $930,000; for Messrs. Jenkins and Huston $923,000; and for Mr. Gill $825,000) adjusted for the amount each NEO voluntarily waived, as discussed above under

“Compensation Components - Base Salary”. These amounts represent the actual salary each NEO received for 2022 and the actual compensation received by each NEO for 2022.

(4) Mr. Taira began serving as an NEO during fiscal year 2021.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All other stock awards: Number of shares of stock or units (#)(1)	All other option awards: Number of securities underlying options (#)(2)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards(3)

Ernest Garcia III	2/21/2022	10,428	—	$—	$1,318,099
	2/21/2022	—	48,984	$126.40	$3,953,009
Mark Jenkins	1/5/2022	23	—	$—	$4,554
	2/21/2022	10,341	—	$—	$1,307,102
	2/21/2022	—	48,588	$126.40	$3,921,052
Benjamin Huston	1/5/2022	23	—	$—	$4,554
	2/21/2022	10,341		$—	$1,307,102
	2/21/2022	—	48,588	$126.40	$3,921,052
Daniel Gill	1/5/2022	23	—	$—	$4,554
	2/21/2022	9,249	—	$—	$1,169,074
	2/21/2022	—	43,445	$126.40	$3,506,012
Tom Taira	1/5/2022	23	—	$—	$4,554
	2/21/2022	5,713	—	$—	$722,123
	2/21/2022	—	26,828	$126.40	$2,165,020

(1) The amounts in these columns represent the number of shares that would be issued for awards of RSUs which are scheduled to vest 25% on April 1, 2023 and in 36 monthly installments thereafter, except for the CEO Milestone Gift awards which vest after two years of service, subject to the grantee's continued employment, as more fully described above under “Compensation Discussion and Analysis—Long Term Incentive Program.”

(2) Represents awards of stock options which are scheduled to vest 25% on April 1, 2023 and in 36 month installments thereafter, subject to the grantee’s continued employment, as more fully described above under “Compensation Discussion and Analysis—Long Term Incentive Program.”

(3) The amounts reported in this column represent the grant date fair value of the options and RSUs granted to the NEOs as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Ernest Garcia III:
Non-qualified stock options (2)	—	48,984	$126.40	2/21/2032	—	$—
Non-qualified stock options (3)	7,518	10,526	$296.05	2/14/2031	—	$—
Non-qualified stock options (4)	19,500	9,750	$88.62	2/14/2030	—	$—
Non-qualified stock options (5)	59,057	5,369	$38.00	2/25/2029	—	$—
Non-qualified stock options (6)	15,988	—	$44.21	7/28/2028	—	$—
Restricted stock units (7)	—	—	$—		10,428	$49,429
Restricted stock units (8)	—	—	$—		2,115	$10,025
Restricted stock units (10)	—	—	$—		2,053	$9,731
Restricted stock units (9)	—	—	$—		1,132	$5,366
Mark Jenkins:
Non-qualified stock options (2)	—	48,588	$126.40	2/21/2032	—	$—
Non-qualified stock options (3)	7,370	10,317	$296.05	2/14/2031	—	$—
Non-qualified stock options (4)	18,948	9,474	$88.62	2/14/2030	—	$—
Non-qualified stock options (5)	49,047	4,459	$38.00	2/25/2029	—	$—
Non-qualified stock options (6)	14,989	—	$44.21	7/28/2028	—	$—
Restricted stock units (7)	—	—	$—		10,341	$49,016
Restricted stock units (8)	—	—	$—		2,073	$9,826
Restricted stock units (10)	—	—	$—		1,995	$9,456
Restricted stock units (9)	—	—	$—		940	$4,456
Benjamin Huston:
Non-qualified stock options (2)	—	48,588	$126.40	2/21/2032	—	$—
Non-qualified stock options (3)	7,370	10,317	$296.05	2/14/2031	—	$—
Non-qualified stock options (4)	18,948	9,474	$88.62	2/14/2030	—	$—
Non-qualified stock options (5)	49,047	4,459	$38.00	2/25/2029	—	$—
Non-qualified stock options (6)	14,989	—	$44.21	7/28/2028	—	$—
Restricted stock units (7)	—	—	$—		10,341	$49,016
Restricted stock units (8)	—	—	$—		2,073	$9,826
Restricted stock units (10)	—	—	$—		1,995	$9,456
Restricted stock units (9)	—	—	$—		940	$4,456
Daniel Gill
Non-qualified stock options (2)	—	43,445	$126.40	2/21/2032	—	$—
Non-qualified stock options (3)	6,625	9,275	$296.05	2/14/2031	—	$—
Non-qualified stock options (4)	16,628	8,314	$88.62	2/14/2030	—	$—

Non-qualified stock options (5)	43,041	3,913	$38.00	2/25/2029	—	$—
Non-qualified stock options (6)	13,190	—	$44.21	7/28/2028	—	$—
Restricted stock units (7)	—	—	$—		9,249	$43,840
Restricted stock units (8)	—	—	$—		1,864	$8,835
Restricted stock units (10)	—	—	$—		1,751	$8,300
Restricted stock units (9)	—	—	$—		825	$3,911
Tom Taira
Non-qualified stock options (2)	—	26,828	$126.40	2/21/2032	—	$—
Non-qualified stock options (3)	4,155	5,818	$296.05	2/14/2031	—	$—
Non-qualified stock options (4)	10,585	5,293	$88.62	2/14/2030	—	$—
Non-qualified stock options (5)	25,028	2,639	$38.00	2/25/2029	—	$—
Non-qualified stock options (6)	14,926	—	$52.66	10/9/2028	—	$—
Restricted stock units (7)	—	—	$—		5,713	$27,080
Restricted stock units (8)	—	—	$—		1,169	$5,541
Restricted stock units (10)	—	—	$—		1,114	$5,280
Restricted stock units (9)	—	—	$—		557	$2,640

(1) Amounts were determined based on the closing price of Carvana Co.’s Class A common stock on December 30, 2022, of $4.74. These values may not reflect the value actually realized by the NEOs upon vesting.

(2) These stock options vest 25% on April 1, 2023, and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(3) These stock options vested 25% on April 1, 2022, and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(4) These stock options vested 25% on April 1, 2021, and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(5) These stock options vested 25% on April 1, 2020, and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(6) These stock options vested 25% on April 1, 2019, and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(7) These RSUs vest 25% on April 1, 2023, and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(8) These RSUs vested 25% on April 1, 2022, and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(9) These RSUs met the Performance Trigger on October 29, 2020 when Carvana filed its Form 10-Q for the third quarter of 2020 reflecting positive EBITDA. As a result, these RSUs vested 39.6% on November 1, 2020, and the remaining amount vests in 29 equal monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

(10) These RSUs met the Performance Trigger on October 29, 2020 when Carvana filed its Form 10-Q for the third quarter of 2020 reflecting positive EBITDA. As a result, these RSUs vested 25% on April 1, 2021 and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter, subject to the grantee's continued employment.

OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock Awards(1)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Ernest Garcia III	—	—	7,613	$676,756
Mark Jenkins	—	—	11,838	$1,619,360
Benjamin Huston	—	—	11,838	$1,619,360
Daniel Gill	—	—	7,951	$922,895
Tom Taira	—	—	6,444	$517,152

(1) Amounts include RSUs and Class B Units. The number of shares and values were determined based on the closing price of Carvana Co.’s Class A common stock on each vesting date and, in the case of Class B Units, the applicable participation thresholds of our Class B Units with a participation threshold equal to $12.00.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

As described in “Compensation Discussion and Analysis – Termination, Severance, and Change in Control Benefits” above, we do not have an employment or severance plan or agreement with any of our NEOs; however, our NEOs would be entitled to accelerated vesting of certain equity awards upon the occurrence of an involuntary termination without cause within 24 months of a change in control, with values calculated based on the Company's closing stock price on December 31, 2022:

Name	Accelerated Vesting on an Involuntary Termination without Cause Within 24 Months of a Change in Control ($)(1)
Ernest Garcia III	$74,551
Mark Jenkins	$72,754
Benjamin Huston	$72,754
Daniel Gill	$64,886
Tom Taira	$40,541

(1) Amounts in this column represent the value based on the Company's closing stock price as of December 31, 2022, and include the following:
•All outstanding unvested time-based RSUs granted in 2021 and 2022, which would become fully vested if the NEO is involuntarily terminated without cause within 24 months of a change in control of Carvana Co.
•All outstanding unvested performance-based RSUs granted in 2019 and 2020, which would become fully vested if the NEO is involuntarily terminated without cause within 24 months of a change in control of Carvana Co.

All unvested stock options would become fully vested if the NEO or executive is involuntarily terminated without cause within 24 months of a change in control of Carvana Co. However, these amounts have not been included in the table above, because the stock options were out of the money as of December 31, 2022.

Each NEO is required to comply with the restrictive covenants set forth in each NEO's individual equity award agreement, which includes post-employment confidentiality obligations for all NEOs, and post-employment non-solicitation, non-competition, and non-interference obligations for Messrs. Garcia, Jenkins, and Huston. Please see “Compensation Discussion and Analysis – Termination, Severance, and Change in Control Benefits” for a more detailed discussion regarding the acceleration and treatment of such equity awards.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. We use grants of time-based stock options and RSUs to incentivize our NEOs to increase the value of our enterprise for our shareholders. No other performance measures were used to link executive compensation to performance in 2022. Because of this fact, we have not included a company-selected measure in the table below. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s philosophy aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Non-CEO NEOs(3)	Average Compensation Actually Paid to Non-CEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)(7)
					Company Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
2022	$5,594,436	$(10,103,013)	$5,017,181	$(8,193,813)	$5.15	$122.75	$(2,894)
2021	$5,050,345	$5,302,981	$4,426,654	$5,423,458	$251.81	$177.07	$(287)
2020	$2,594,444	$17,561,656	$2,317,078	$19,654,210	$260.23	$156.37	$(462)

(1) Mr. Garcia was our Chief Executive Officer in all years in question. The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Garcia for each corresponding year in the “Total” column of the Summary Compensation Table (the “SCT”). Refer to “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”

(2) The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Garcia, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Garcia during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Garcia’s total compensation for each year to determine the compensation actually paid (all fair value amounts have been computed in accordance with FASB ASC Topic 718):

Adjustments to Determine Compensation “Actually Paid” to the CEO	2022	2021	2020
Total Compensation in the SCT	$5,594,436	$5,050,345	$2,594,444
Deduction for Amounts Reported under the “Stock Awards” Column in the SCT	$(1,318,099)	$(1,073,181)	$(545,811)
Deduction for Amounts Reported under “Option Awards” Column in the SCT	$(3,953,009)	$(3,219,213)	$(1,636,881)
Increase for Fair Value of Awards Granted During Year that Remain Unvested as of Year End	$90,575	$3,218,077	$6,944,199
Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End.	$(5,322,028)	$(547,408)	$7,741,448
Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	$(5,194,888)	$1,874,361	$2,464,257
Compensation Actually Paid to the CEO	$(10,103,013)	$5,302,981	$17,561,656

(3) The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Garcia, who has served as our CEO since 2012) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Garcia) included for purposes of calculating the average amounts in each applicable year are as follows: Messrs. Jenkins, Huston, and Gill in all applicable years, Mr. Breaux in 2020, and Mr. Taira in 2021 and 2022. All fair value amounts have been computed in accordance with FASB ASC Topic 718.

(4) The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Garcia), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Garcia) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group
(excluding Mr. Garcia) for each year to determine the compensation actually paid (all fair value amounts have been computed in accordance with FASB ASC Topic 718):

Adjustments to Determine Compensation “Actually Paid” to Non-CEO NEOs	2022	2021	2020
Total Compensation in the SCT	$5,017,181	$4,426,654	$2,317,078
Deduction for Amounts Reported under the “Stock Awards” Column in the SCT	$(1,130,904)	$(910,872)	$(487,033)
Deduction for Amounts Reported under “Option Awards” Column in the SCT	$(3,378,284)	$(2,731,755)	$(1,460,713)
Increase for Fair Value of Awards Granted During Year that Remain Unvested as of Year End	$77,402	$2,730,942	$6,196,743
Increase for Fair Value of Awards Granted During Year that Vest During Year	$3,789	$—	$—
Change in Fair Value from Prior Year-End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	$(4,317,174)	$(501,061)	$9,833,238
Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	$(4,465,823)	$2,409,550	$3,254,897
Compensation Actually Paid to the Non-CEO NEOs	$(8,193,813)	$5,423,458	$19,654,210

(5) Cumulative Total Shareholder Return (“TSR”) is calculated based on a fixed investment of
$100 at the measurement point, on the same cumulative basis as is used in Item 201(e) of
Regulation S-K.

(6) The dollar amounts reported in column (g) represent the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: the Standard and Poor's 500 Retailing Index.

(7) The dollar amounts reported in column (h) represent the amount of net income (loss) attributable to Carvana Co. and Class A common stockholders reflected in the Company’s audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay versus Performance Table

As discussed under the caption “Compensation Discussion and Analysis – Compensation Components,” a large percentage of NEO compensation is tied to Carvana’s stock performance in order to align the interests of Carvana’s management and its shareholders. NEO compensation is highly performance based, which is reflected in the compensation actually paid in the Pay versus Performance chart above. The NEOs’ stock-based performance compensation is focused on long-term growth to enhance the long-term value of our equity. As shown in footnotes two and four to the pay versus performance chart above, a large percentage of the value in the compensation actually paid is dependent on the change in fair value of equity awards from year to year. This is largely due to the grants of stock options and time-based RSUs to the CEO and other NEOs on a four-year vesting schedule, which render the yearly value of compensation actually paid highly responsive to changes in the Company’s stock performance. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR; Cumulative TSR of the Company and Cumulative TSR of the Peer Group

As demonstrated by the table below, the amount of compensation actually paid to Mr. Garcia and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Garcia) is aligned with the changes to the Company’s cumulative TSR between 2020 and 2022. The Company’s stock price and TSR declined in 2021 and 2022, which led to a decrease in compensation actually paid to all of the NEOs. Carvana’s TSR significantly outperformed its peer group in 2020 and 2021, despite a modest decline from 2020 to 2021. However, in 2022 the peer group TSR significantly outperformed Carvana’s TSR. This trajectory is correlated to the decrease in compensation actually paid to our NEOs.

Compensation Actually Paid and Net Income

As discussed above, stock price is the primary driver for the value of executive compensation, and we have not used net income as a performance measure in our executive compensation program. As demonstrated by the following table, while net income increased in 2021, the amount of compensation actually paid to Mr. Garcia and the average amount of compensation actually paid to our NEOs as a group (excluding Mr. Garcia) decreased in 2021. However, the compensation actually paid to Mr. Garcia, as well as to the other NEOs, is somewhat aligned with our net income between 2021 and 2022, and the decrease in net income from 2021 to 2022 is accompanied by a decrease in compensation actually paid.

Change in Compensation and Performance Metrics
Compensation and Performance Metrics	2022	2021
Compensation Actually Paid to CEO	(291)%	(70)%
Compensation Actually Paid to Non CEO NEOs	(251)%	(72)%
Carvana Total Shareholder Return	(98)%	(3)%
Peer Group Total Shareholder Return	(31)%	13%
Net Income	(908)%	38%

Other Performance Measures

Finally, as a further tie between compensation actually paid and Company performance, Messrs. Garcia, Jenkins, Huston, and Gill volunteered to forego approximately 65% of their salaries in 2022 to help contribute to severance pay for departing team members in connection with a workforce reduction. The NEOs also contributed approximately 49% of their salary in 2020 to the Fund in response to Covid-19. These voluntary measures further link the NEOs' compensation to the performance of the Company.

CEO PAY RATIO

The 2022 annual total compensation of our median-compensated employee other than Mr. Garcia was $39,465. We identified our median-compensated employee by calculating the annual salary of all our employees as of December 31, 2022, annualized for those who joined Carvana during the year. Mr. Garcia’s 2022 annual total compensation was $5,594,436, as disclosed in the “Summary Compensation Table” above. The ratio of our median-compensated employee to Mr. Garcia is 1-to-142.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

POLICIES FOR APPROVAL OF RELATED PARTY TRANSACTION

We have adopted a written policy with respect to the review, approval, and ratification of related party transactions. Under the policy, our Board is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, the disinterested members of our Board will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Board to consider, among other factors it deems appropriate:

a.the related person’s relationship to us and interest in the transaction;
b.the material facts of the proposed transaction, including the proposed aggregate value of the transaction;
c.the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;
d.the benefits to us of the proposed transaction;
e.if applicable, the availability of other sources of comparable products or services; and
f.an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Board may only approve those transactions that are in or are not inconsistent with our best interests and those of our stockholders, as the Board determines in good faith.

AMENDED AND RESTATED OPERATING AGREEMENT

In connection with the organizational transactions we effected in connection with our IPO, we amended and restated Carvana Group’s limited liability company agreement (the “LLC Agreement”). On October 2, 2018, Carvana Group amended the LLC Agreement to create a class of non-convertible preferred units (the "Class A Non-Convertible Preferred Units"), effective September 21, 2018. The Class A Non-Convertible Preferred Units were created in connection with Carvana Co.'s issuance of the 2023 Notes in September 2018 and May 2019 (see Carvana’s Annual Report on Form 10-K for 2022, Item 8 Note 10 — Debt Instruments). On October 2, 2020, Carvana Group amended and restated the LLC Agreement to, among other things, authorize the issuance of 1.1 million Class A Non-Convertible Preferred Units to be sold to Carvana Co. in connection with the issuance of its 2025 Notes and 2028 Notes (see Carvana’s Annual Report on Form 10-K for 2022, Item 8 Note 11 — Stockholders' Equity (Deficit)) and authorize the issuance of additional Class A Non-Convertible Preferred Units, in each case in consideration for the capital contribution made or deemed to have been made by Carvana Co. of the net proceeds of senior unsecured notes issuances. On March 29, 2021, Carvana Group issued 0.6 million Class A Non-Convertible Preferred Units in connection with the issuance of its 2027 Notes, on August 16, 2021, Carvana Group issued approximately 0.8 million Class A Non-Convertible Preferred Units in connection with the issuance of its 2029 Notes, and finally on May 6, 2022, Carvana Group issued 3.3 million shares of class A Non-Convertible Preferred Units in connection with the issuance of its 2030 Notes (together with the 2025 Notes, the 2027 Notes, the 2028 Notes, and the 2029 Notes, the "Senior Unsecured Notes") (see Carvana’s Annual Report on Form 10-K for 2022, Item 8 Note 11 — Stockholders' Equity (Deficit)). In the event Carvana Co. makes payments on the Senior Unsecured Notes, Carvana Group will make an equal cash distribution, as necessary, to the Class A Non-Convertible Preferred Units. For each $1,000 principal amount of the Senior Unsecured Notes that Carvana Co. repays or otherwise retires, one Class A Non-Convertible Preferred Unit is canceled and retired. Finally, on December 9, 2022, Carvana Group amended the LLC Agreement to establish the position of "Independent Manager" within the meaning of Section 18-101(10) of the Delaware Limited Liability Company Act.

As discussed further in Carvana’s Annual Report on Form 10-K for 2022, Item 8, Note 10 — Debt Instruments, the Company redeemed its 2023 Notes on October 2, 2020 using a portion of its net proceeds from the issuance of its 2025 Notes and 2028 Notes, at which point 600,000 Class A Non-Convertible Preferred Units were canceled and retired.

The operations of Carvana Group, and the rights and obligations of the LLC Unitholders, are set forth in the LLC Agreement.

EXCHANGE AGREEMENT

On April 27, 2017, we entered into an exchange agreement with Carvana Co. Sub LLC (our wholly owned subsidiary), Carvana Group, and holders of Carvana Group's common units (the "LLC Unitholders"). Under the exchange agreement, LLC Unitholders (and certain permitted transferees thereof) may exchange at any time their LLC Units for either shares of our Class A common stock or for cash, at the Company's discretion. To the extent LLC Unitholders also hold Class B common stock, they will be required to deliver to us the same number of shares of Class B common stock as Class A common stock being exchanged for. We will then cancel those shares of Class B common stock. As LLC Unitholders exchange their interest in Carvana Group, our indirect interest in Carvana Group will increase correspondingly.

When an LLC Unitholder makes an exchange, they will receive four shares of Class A common stock for every five Class A Units or, at our option, cash equal to the value of a share of Class A common stock multiplied by 0.8 times the number of Class A Units being exchanged. The value of the Class A common stock is determined by the average of the volume-weighted average prices for a share of Class A common stock for each of the three consecutive full trading days ending on and including the last full trading day immediately prior to the related date of exchange. Class B Units are subject to vesting and a participation threshold, and, as a result, LLC Unitholders exchanging Class B Units will receive a number of shares of Class A common stock equal to the Class A common stock value (determined the same way as above) less the applicable participation threshold multiplied by 0.8 times the number of Class B Units being exchanged, divided by the same Class A common stock value, subject to adjustment as set forth in the Exchange Agreement.

REGISTRATION RIGHTS AGREEMENT

In connection with the IPO, we entered into a registration rights agreement with certain LLC unitholders. These LLC unitholders are entitled to request that we register their shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” All of these LLC unitholders will be entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (1) shares of our Class A common stock held by certain LLC unitholders, and (2) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the Class A common stock described in clause (1) with respect to any dividend, stock split, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities, provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, any Registrable Securities held by a person other than an LLC Unitholder and their affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.

TAX RECEIVABLE AGREEMENT

We have entered into a Tax Receivable Agreement with LLC Unitholders that will provide for the payment from time to time by us to such persons of 85% of the amount of the benefits, if any, that we realize or, under certain circumstances, are deemed to realize as a result of

1.the increase in our wholly owned subsidiary’s proportionate share of the existing tax basis of the assets of Carvana Group and an adjustment in the tax basis of the assets of Carvana Group reflected in that proportionate share as a result of any future exchanges of LLC Units held by an LLC Unitholder for shares of our Class A common stock or cash; and

2.certain other tax benefits related to our making payments under the Tax Receivable Agreement.

We expect to benefit from the remaining 15% of any tax benefits that we actually realize and, except in connection with a change of control, we will not make any payments under the Tax Receivable Agreement until after we have directly or indirectly realized (or have been deemed to have realized) benefits in excess of such payments. These payment obligations are obligations of Carvana Co. and not of Carvana Group. No payments were made during the year ended December 31, 2022.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement, and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

RELATED PARTY EMPLOYMENT RELATIONSHIPS

We employ Laura Huston, who is the sister-in-law of our Chief Operating Officer Benjamin Huston, as corporate counsel. Ms. Huston's compensation is based on her education, experience, and the responsibilities of her position. For the year ended December 31, 2022, Ms. Huston received a salary of $200,000 and equity awards totaling approximately $103,000 over four years, a portion of which reflects the cancellation and re-grant of prior awards.

We also employ Devin LaCrosse, who is the brother-in-law of our President of Special Projects, Tom Taira, as Associate Director, Strategic Partnerships. Mr. LaCrosse's compensation is based on his education, experience, and the responsibilities of his position. For the year ended December 31, 2022, Mr. LaCrosse received a salary of $179,860 and equity awards totaling approximately $105,000 over four years, a portion of which reflects the cancellation and re-grant of prior awards.

2022 COMMON STOCK OFFERING

On April 26, 2022, the Company completed a public offering of 15.625 million shares of Class A common stock for net proceeds of $1.2 billion, after deducting underwriting discounts and offering expenses. In connection with the equity offering, our CEO, Ernest Garcia III, his father and our controlling shareholder, Ernest Garcia II, and entities controlled by one or both of them purchased an aggregate of 5.4 million shares of our Class A common stock at the public offering price of $80.00. The Company used the net proceeds to purchase 19.5 million newly-issued LLC Units in Carvana Group.

CONTRIBUTION AGREEMENT

On January 5, 2022, in recognition of the Company selling its one millionth vehicle in the fourth quarter of 2021, the Company's CEO, Ernest Garcia III, committed to giving then-current employees 23 shares of Class A common stock from his personal shareholdings once employees reach their two-year employment anniversary ("CEO Milestone Gift" or "Gift"). As a result and during the three months ended March 31, 2022, the Company granted 23 restricted stock units ("RSUs") to each then current employee, which vest after they complete their second year of employment, for a total of 435,035 RSUs granted during the period. For every gift that vests, and pursuant to a contribution agreement (the "Contribution Agreement") entered into by and between the Company and Mr. Garcia on February 22, 2022, Mr. Garcia contributes to the Company, at the end of each fiscal quarter, the number of shares of Class A common stock, granted pursuant to the CEO Milestone Gift, that have vested during such quarter. The shares contributed are shares of Class A common stock that Mr. Garcia individually owns, at no charge. During the year ended December 31, 2022, 128,133 RSUs vested and an equivalent number of shares of Class A common stock were contributed by Mr. Garcia. Although the Company does not expect Mr. Garcia to incur any tax obligations related to the contribution, the Company has agreed to indemnify Mr. Garcia from any such obligations that may arise.

RELATIONSHIP WITH DRIVETIME

Prior to November 1, 2014, Carvana, LLC was a wholly owned subsidiary of DriveTime. On November 1, 2014, DriveTime distributed the units of Carvana, LLC to the unit holders of DriveTime on a pro rata basis, which we refer to as the “Spinoff.” DriveTime is controlled by our controlling stockholder, Ernest Garcia II, who is also the father of our CEO, Ernest Garcia III. Following the Spinoff, the unit holders of DriveTime contributed the Carvana, LLC units to Carvana Group.

Subsequent to the Spinoff, we entered into several agreements with DriveTime and affiliated companies that were primarily intended to facilitate our transition to a standalone company, which are described below, along with subsequent agreements. We will refer to DriveTime and its subsidiaries and affiliates, other than us, as “DriveTime.” In addition to the discussion below, our relationship with DriveTime is further discussed in Carvana’s Annual Report on Form 10-K for 2022, Item 8 Note 7 — Related Party Transactions. There can be no assurances that DriveTime or its affiliated companies will enter into any new agreements or arrangements with us, or extend or renew existing agreements or arrangements, on the same terms, similar terms, or at all.

LEASE AGREEMENT

In connection with the Spinoff, we entered into a lease agreement dated November 1, 2014, with DriveTime that governs our access to and utilization of space at inspection and reconditioning centers (“IRCs”) in Blue Mound, Texas, and Delanco, New Jersey, which previously were DriveTime IRCs. The lease agreement was most recently amended in December 2018. The agreement also governs utilization of office space and parking spaces at various DriveTime IRCs and retail facilities that we use as hubs.

Under the amended lease agreement, hubs generally have cancellable two-year terms subject to certain two consecutive one-year renewal options and subject to the terms of any master lease under which we are subleasing. The Blue Mound, Texas IRC location has a term expiring in 2024, with three five-year extension options, and the Delanco, New Jersey IRC location has a term expiring in 2026 with no current extension options. At both of these locations, we make monthly lease payments based on DriveTime's actual rent expense and we are responsible for the actual insurance costs and real estate taxes. Total expenses related to this lease agreement were approximately $2.2 million for the year ended December 31, 2022.

HOUSTON, TX VENDING MACHINE LEASE GUARANTEE

On July 14, 2015, DriveTime guaranteed our lease obligations for our Houston, TX vending machine. We do not compensate DriveTime for the guarantee. The initial lease term commenced January 8, 2016, and the current term expires on December 31, 2025. We have the option to extend the current term for four additional consecutive five-year periods. Base rent during each extension term will increase by 10% of the then-current base rent for each subsequent extension. Total expenses related to this lease agreement were approximately $0.3 million for the year ended December 31, 2022.

TEMPE, AZ OFFICE SPACE

In September 2016, the Company entered into a lease for certain office space in Tempe, Arizona. In connection with that lease, the Company entered into a sublease with DriveTime for the use of a different floor of the same building. The lease and sublease each have a term of 83 months, subject to the right to exercise three five-year extension options. Pursuant to the sublease, the Company will pay the rent equal to the amounts due under DriveTime's master lease directly to DriveTime's landlord. Total expenses related to this lease agreement were approximately $1.0 million for the year ended December 31, 2022.

Additionally, in December 2019 an affiliate of DriveTime ("Verde RE") purchased an office building in Tempe, Arizona that we leased from an unrelated party. In connection with the purchase, Verde RE assumed that lease. The lease has an initial term of 10 years, subject to the right to exercise two five-year extension options. During the year ended December 31, 2022, the rent paid to Verde RE was approximately $0.8 million.

WINDER, GA INSPECTION AND RECONDITIONING CENTER LEASE

In February 2017, we entered into a lease with DriveTime for an IRC in Winder, Georgia. The lease has an 8-year term, subject to our ability to exercise three renewal option terms of five years each. The monthly rent is subject to adjustment each year beginning January 1, 2018, increasing in an amount equal to the percentage increase in the Consumer Price Index, with a maximum of 5% and a minimum of 2%. Our total expenses related to this lease agreement were approximately $1.1 million for the year ended December 31, 2022.

HUB LEASE AGREEMENT

In March 2017, we entered into a lease with DriveTime that governs our utilization of office space and parking spaces at DriveTime facilities that we use as hubs. The lease was most recently amended in July 2021. Under the lease agreement, we pay a monthly rental fee related to our pro rata utilization of space at such facilities plus a pro rata share of each facility’s actual insurance costs and real estate taxes. As of December 31, 2022, there is one lease remaining under the hub lease agreement, which has a cancellable term, provided 60 days' prior written notice is given and expires in 2023. Our total expenses related to this lease agreement were approximately $0.7 million for the year ended December 31, 2022.

NASHVILLE, TN AREA INSPECTION AND RECONDITIONING CENTER LEASE

On February 28, 2019, Carvana assumed a lease from DriveTime of an IRC near Nashville, Tennessee, though DriveTime was not fully released from lease obligations by the landlord. The lease terminated on December 31, 2022. During the year ended December 31, 2022, the total rent expense to the landlord was approximately $0.9 million, including lease termination fees.

SERVICING AGREEMENTS WITH DRIVETIME

In December 2015, we entered into a servicing agreement (the "Servicing Agreement") with DriveTime, wherein DriveTime agreed to perform certain servicing and administrative functions with respect to automotive finance receivables we own after origination and before sale. We amended and restated the Servicing Agreement in July 2022 in order to broaden the scope of future servicing arrangements and contemplate servicing additional asset classes. In the year ended December 31, 2022, DriveTime had aggregate earnings of approximately $3.7 million for performing servicing functions for such receivables.

In addition, DriveTime services loans that we have sold to third parties. For the year ended December 31, 2022, DriveTime had aggregate earnings of approximately $6.8 million related to the servicing of such loans.

Further, DriveTime performs certain servicing and administrative functions with respect to automotive finance receivables we sell or pledge under the following agreements:

Master Purchase and Sale Agreement

In December 2016, we entered into a Master Purchase and Sale Agreement (the "MPSA") pursuant to which we sell finance receivables meeting certain underwriting criteria to certain independent financing partners, including Ally Bank and Ally Financial (the "Ally Parties"). In March 2021 and on each of March 17, 2022, March 22, 2022, January 13, 2023, and January 20, 2023, the Ally Parties amended the MPSA to, in aggregate, extend the scheduled commitment termination date to January 12, 2024 and establish an additional commitment by the Ally Parties to purchase up to $4.0 billion of automotive finance receivables from January 13, 2023 through January 12, 2024. During the year ended December 31, 2022, we sold approximately $3.8 billion in principal balances of finance receivables under the purchase and sale agreement. DriveTime is engaged as servicer of the receivables under the MPSA and had aggregate earnings of approximately $45.6 million pursuant to the agreement for performing servicing functions for the year ended December 31, 2022.

Transfer Agreements

In March, May, and September 2022, we entered into transfer agreements pursuant to which we sold finance receivables meeting certain underwriting criteria to certain purchaser trusts in connection with the securitization of those finance receivables. Under these 2022 agreements, the purchaser trusts purchased an aggregate of approximately $2.4 billion in principal balances of finance receivables.

The purchaser trusts of these securitizations engaged Carvana as the administrator of such trusts and DriveTime as servicer of the receivables. In the year ended December 31, 2022, DriveTime had aggregate earnings of approximately $63.6 million for performing servicing functions under these agreements.

Credit Facilities

In January and February 2020, we entered into two revolving credit facilities (the "2020 Credit Facilities") and in April and October 2021, we entered into two additional credit facilities (the "2021 Credit Facilities") with certain lenders to fund automotive finance receivables originated by the Company. The 2020 Credit Facilities may be drawn upon through January 24, 2024 and December 8, 2023, respectively, and the 2021 Credit Facilities may be drawn upon through March 30, 2024 and April 15, 2023, respectively. Additionally, in March 2022, the Company entered into a fifth revolving credit facility, which may be drawn upon until September 18, 2023. As of the date hereof, the lenders have committed an aggregate amount of $2.4 billion under these facilities. The lenders and the Company engaged DriveTime as servicer of the receivables. In the year ended December 31, 2022, DriveTime had aggregate earnings of approximately $6.1 million for performing these servicing functions. For additional information regarding the Credit Facilities, please see Carvana’s Annual Report on Form 10-K for 2022, Item 8 Note 10 — Debt Instruments.

GAP WAIVER INSURANCE POLICY

In 2020, we purchased insurance policies from DriveTime, for approximately $27,000 that reimburses the lienholder of finance receivables with GAP waiver coverage for any GAP waiver claims on a defined set of finance receivables that we sold in our securitization transactions. This insurance is transferred with the underlying finance receivable. In March 2019, we entered into a retrospective profit sharing agreement with DriveTime under which we share in the profits generated from the insurance policies by receiving a portion of the excess of the premium we paid to DriveTime, net of a fee, compared to the amount DriveTime pays out related to the GAP waiver claims. During the year ended December 31, 2022, we received approximately $36,000 related to this agreement.

MASTER DEALER AGREEMENT

In December 2016, we entered into a master dealer agreement with DriveTime. Pursuant to this agreement, we may sell vehicle service contracts (“VSCs”) to customers purchasing a vehicle from us. We earn a commission on each VSC sold to our customers and DriveTime is obligated by and subsequently administers the VSCs. We collect the retail purchase price of the

VSCs from our customers and remit the purchase price net of commission to DriveTime. During the year ended December 31, 2022, we recognized approximately $176 million of commissions earned on VSCs sold to our customers and administered by DriveTime, net of a reserve for estimated contract cancellations. In November 2018, we amended the master dealer agreement to allow Carvana to receive payments for excess reserves based on the performance of the VSCs versus the reserves held by the VSC administrator, once a required claims period for such VSCs has passed. In August 2020 and April 2021, the agreement was further amended to adjust excess reserve payment calculations and timing and the scope of DriveTime’s after-sale administration services, respectively. During the year ended December 31, 2022, Carvana recognized a $382,000 reduction to the excess reserve payments to which we expected to be entitled.

Beginning in 2017, DriveTime also administers the limited warranty provided to all customers. We pay a per-contract fee to DriveTime to administer the limited warranty included with every purchase. We incurred costs of approximately $18.1 million during the year ended December 31, 2022, related to the administration of the limited warranty.

PROFIT SHARING AGREEMENT

In June 2018, we entered into an agreement with an unaffiliated third party, pursuant to which Carvana would sell certain Road Hazard ("RH") and Pre-Paid Maintenance ("PPM") contracts. Under this agreement, third parties would administer the RH and PPM contracts, including providing customer and administrative services, and pay a profit sharing component to Carvana. In 2022, we began selling equivalent offerings from DriveTime, pursuant to the Master Dealer Agreement discussed above, and all rights and obligations in connection with existing RH and PPM contracts were transferred to DriveTime (the "Transferred Contracts"). Finally, in December 2022, we entered into a profit sharing agreement with DriveTime with regard to the Transferred Contracts (the "Profit Sharing Agreement"). During the year ended December 31, 2022, we recognized approximately $2.5 million related to payments under the Profit Sharing Agreement to which we expect to be entitled.

INSURANCE SERVICES AND PURCHASE AGREEMENT

On June 1, 2022, the Company entered into certain agreements to purchase from DriveTime, certain technology assets and ancillary services we have been collaborating with DriveTime to develop to facilitate customer insurance offerings, for approximately $1 million. We also entered into an Insurance Services Agreement with DriveTime, pursuant to which we provide certain administration and product development services to DriveTime and DriveTime provides us certain support services. We recognized no revenue or expenses in connection with the Insurance Services Agreement during the year ended December 31, 2022. Finally, we also entered into an Insurance Producer Agreement with DriveTime, pursuant to which we may provide certain services to assist DriveTime, including soliciting and submitting applications for insurance. We recognized no revenue from the Insurance Producer Agreement during the year ended December 31, 2022.

WHOLESALE REVENUE

In 2020, DriveTime began purchasing wholesale vehicles from us through competitive online auctions. As a result, we recognized approximately $29.6 million of revenue from DriveTime wholesale vehicle purchases during the year ended December 31, 2022.

DriveTime also sells vehicles to and purchases vehicles from third parties using our wholesale marketplace platform. These transactions occur on our competitive platforms, through which all registered buyers are able to bid on and purchase vehicles. We recognized approximately $2.8 million of revenue from DriveTime's purchases and sales through our wholesale marketplace platform during the year ended December 31, 2022.

RETAIL VEHICLE ACQUISITION AGREEMENTS

Effective September 29, 2021, we entered into Wholesale Vehicle Purchase Agreements with DriveTime, pursuant to which we purchase reconditioned vehicles from DriveTime. In certain instances our purchase price is the wholesale price of the vehicle plus a fee, which encompasses, among other things, transportation and reconditioning costs, and in other instances our purchase price is the list price on Carvana.com after a customer has placed an order on the vehicle. In addition, DriveTime performs reconditioning services for the Company at DriveTime reconditioning centers. Our total expenses related to the Wholesale Vehicle Purchase Agreements were approximately $2.3 million for the year ended December 31, 2022.

AIRCRAFT TIME SHARING AGREEMENT

On October 22, 2015, we entered into an agreement to share usage of two aircraft operated by DriveTime. Pursuant to the agreement, as amended, we agreed to reimburse DriveTime for actual expenses for each of our flights. The original term of the agreement was for 12 months, with perpetual 12-month automatic renewals. Either the lessors or the lessees can terminate the lease with 30 days’ prior written notice. We reimbursed DriveTime approximately $1 million under this agreement during the year ended December 31, 2022.

SHARED SERVICES AGREEMENT

Prior to the Spinoff, we relied on DriveTime for its administrative functions. In connection with the Spinoff, we entered into a shared services agreement under which DriveTime provided certain accounting and tax, legal and compliance, information technology, telecommunications, benefits, insurance, real estate, equipment, corporate communications, software and production, and other services to primarily facilitate our transition of these functions to us on a standalone basis. The shared services agreement operates on a year-to-year basis, with Carvana having the right to terminate any or all services with 30 days’ prior written notice and DriveTime having the right to terminate certain services with 90 days’ prior written notice. In February 2021 the Shared Services Agreement was amended to add additional administrative services including but not limited to certain account remediation services. Our total expenses related to the Shared Services Agreement were approximately $62,000 for the year ended December 31, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of March 6, 2023, by:

•each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
•each of our named executive officers;
•each of our directors; and
•all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, it is our understanding that the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options, LLC Units, or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of March 6, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. We have based the percentage ownership of our Class A common stock on 106,057,909 shares of our common stock outstanding as of March 6, 2023, and have based the percentage ownership of our Class B common stock on 82,900,276 shares as of the same date. Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o Carvana Co., 300 E. Rio Salado Pkwy, Tempe, AZ 85281.

	Shares Beneficially Owned
	Class A Common Stock(1)			Class B Common Stock(1)
Name of Beneficial Owner	Shares		%	Shares		%	Voting %
5% Stockholders
Ernest C. Garcia II	7,740,814	(2)	7%	70,723,479	(3)	85%	83%
CVAN Holdings, LLC	726,000	(4)	1%	8,495,376	(4)	10%	1%
CAS Investment Partners, LLC	6,827,803	(5)	6%	—		—%	*
Goldman Sachs Group, Inc.	8,811,838	(6)	8%	—		—%	*
Morgan Stanley	13,158,815	(7)	12%	—		—%	*
Greenoaks Capital Partners LLC	7,370,124	(8)	7%	—		—%	*
The Vanguard Group	8,641,209	(9)	8%	—		—%	*
Baillie Gifford & Co (Scottish Partnership)	14,168,781	(10)	13%	—		—%	*
Spruce House Investment Management	10,000,000	(11)	9%	—		—%	*
Named Executive Officers and Directors
Ernest C. Garcia, III	2,687,347	(12)	3%	27,450,547	(13)	33%	32%
Mark Jenkins	369,492	(14)	*	—		—%	*
Benjamin Huston	369,493	(15)	*	—		—%	*
Daniel Gill	424,914	(16)	*	—		—%	*
Tom Taira	139,621	(17)	*	—		—%	*
Ira Platt	167,669	(18)	*	—		—%	*
Gregory Sullivan	45,820	(19)	*	—		—%	*
Dan Quayle	59,070	(20)	*	—		—%	*
Michael Maroone	205,792	(21)	*	—		—%	*
Neha Parikh	12,574	(22)	*	—		—%	*
All executive officers and directors as a group (12 individuals)	4,904,210	(23)	5%	27,450,547	(23)	33%	32%

(1) Each share of Class A common stock entitles the registered holder thereof to one vote on all matters presented to stockholders for a vote generally, including the election of directors. Each share of Class B common stock held by the Garcia Parties entitles its holder to ten votes on all matters to be voted on by stockholders generally, including the election of directors, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock). Each other share of our Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally, including the election of directors. The Class A common stock and Class B common stock vote as a single class on all matters except as required by law or the certificate of incorporation. A “*” indicates percentages of less than 1%.

(2) This number includes 3,362,500 shares of Class A common stock owned directly by Ernest Garcia II and 2,578,314 shares of Class A common stock owned by Verde Investments, Inc., which Mr. Garcia II wholly owns and controls. This number also includes 950,000 shares of Class A common stock owned by the Ernest C. Garcia III Multi-Generational Trust III (the

"Multi-Generational Trust") and 850,000 shares of Class A common stock owned by the Ernest Irrevocable 2004 Trust III (the "Irrevocable Trust"). While Ernest Garcia II and Ernest Garcia III are joint investment trustees over the Multi-Generational Trust and the Irrevocable Trust, the trusts are irrevocable and Mr. Garcia II is not a beneficiary. Mr. Garcia III and his children are the beneficiaries of the Multi-Generational Trust and Mr. Garcia III is the sole beneficiary of the Irrevocable Trust. This information is based on the Form 4/A filed with the SEC by Mr. Garcia II on June 15, 2022. Mr. Garcia II’s address is 100 Crescent Court, Suite 1100, Dallas, TX 75201.

(3) This number includes 38,937,458 shares of Class B common stock owned directly by Mr. Garcia II; and 8,000,000 shares of Class B common stock owned by ECG II SPE, of which Mr. Garcia II is the 100% owner. This number also includes 11,834,021 shares of Class B common stock owned by the Irrevocable Trust, and 11,952,000 shares of Class B common stock owned by the Multi-Generational Trust. These shares of Class B common stock together with the corresponding LLC Units may be exchanged for 70,723,479 shares of Class A common stock. These shares of Class B common stock, on an as converted basis, represent approximately 37% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time. This information is based on the Form 4/A filed with the SEC by Mr. Garcia II on June 15, 2022. The address for each of these reporting persons is 100 Crescent Court, Suite 1100, Dallas, TX 75201.

(4) CVAN Holdings, LLC ("CVAN"); CVAN Holding Company, LLC ("CVAN Holdco"), DLHPII Public Investments, LLC (“Public Investments”), DLHPII Investment Holdings, LLC (“Investment Holdings”), Delaware Life Holdings Parent II, LLC (“Parent II”), Delaware Life Holdings Manager, LLC (“Manager”), and Mark Walter (“Mr. Walter”) report shared voting and dispositive power of 726,000 shares of Class A common stock and 8,495,376 shares of Class B common stock. This number includes 5,000,000 shares of Class B common stock held directly by CVAN Holdings Sub I, LLC (“CVAN Sub”), a wholly-owned subsidiary of CVAN. CVAN may be deemed to indirectly share voting and dispositive power over the securities held directly by CVAN Sub, and as a result, may be deemed to have or share beneficial ownership of, the securities held directly by CVAN Sub. CVAN disclaims beneficial ownership of such securities except to the extent of its respective pecuniary interest therein.This number also includes 726,000 shares of Class A common stock and 3,495,376 shares of Class B common stock held directly by CVAN. CVAN is a wholly-owned subsidiary of CVAN Holdco. CVAN Holdco is a wholly-owned subsidiary of Public Investments. Public Investments is a wholly-owned subsidiary of Investment Holdings. Investment Holdings is a wholly-owned subsidiary of Parent II. Each of CVAN Holdco, Public Investments, Investment Holdings and Parent II is managed by Manager, and Manager is controlled by Mr. Walter. Each of CVAN Holdco, Public Investments, Investment Holdings, Parent II, Manager and Mr. Walter may be deemed to indirectly share voting and dispositive power over the securities held by CVAN and CVAN Sub, and as a result, may be deemed to have or share beneficial ownership of, the securities held by CVAN and CVAN Sub. Each of CVAN Holdco, Public Investments, Investment Holdings, Parent II, Manager and Mr. Walter disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The shares of Class B common stock together with the corresponding LLC Units may be exchanged for 8,495,376 shares of Class A common stock. These shares of Class B common stock, on an as converted basis represent approximately 4% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time. CVAN Holdings, LLC has pledged an aggregate of 6,250,000 of the LLC Units and 5,000,000 shares of Class B common stock to secure its obligations under a prepaid variable forward sale contract with an unaffiliated third party, including its obligation to deliver to such third party up to 5,000,000 shares of Class A common stock on the maturity date of the contract. The pledged securities are exchangeable for 5,000,000 shares of Class A common stock pursuant to the Exchange Agreement. This information is based on the Schedule 13G/A filed with the SEC on February 7, 2023. The address for each of these reporting persons is 227 W. Monroe Suite 5000, Chicago, IL 60606.

(5) CAS Investment Partners, LLC ("CAS") and Clifford Sosin, as managing member of CAS, report sole dispositive power of 6,827,803 shares of Class A common stock and sole voting power of 6,827,803 shares of Class A common stock. Mr. Sosin disclaims beneficial ownership of the shares of Class A common stock. This information is based on the Schedule 13G filed with the SEC on February 14, 2023. The address for CAS Investment Partners, LLC is 575 Lexington Ave, Suite 12-101, New York, NY 10022.

(6) Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC (together "Goldman") report shared voting power of 8,811,590 shares of Class A common and shared dispositive power of 8,811,838 shares of Class A common stock. This information is based on the Schedule 13G filed with the SEC on February 7, 2023. Goldman’s address is 200 West Street, New York, NY 10282.

(7) Morgan Stanley reports shared voting power of 11,999,460 and shared dispositive power of 13,158,815 shares of Class A common stock. Morgan Stanley Investment Management Inc. reports shared voting power of 11,790,749 and shared dispositive power of 12,917,556. This information is based on the Schedule 13G/A filed with the SEC on February 14, 2023. The address for Morgan Stanley is 1585 Broadway New York, NY 10036 and the address for Morgan Stanley Investment Management Inc. is 522 5th Avenue 6th Floor New York, NY 10036.

(8) Greenoaks Capital Partners LLC ("Greenoaks"), and Neil Mehta and Benjamin Peretz, as managing members of Greenoaks, report shared voting and dispositive power of 7,370,124 shares of Class A common stock. This information is based on the Schedule 13G filed with the SEC on February 14, 2023. The address for Greenoaks Capital Partners LLC is 535 Pacific Ave, 4th Floor, San Francisco, CA 94133.

(9) The Vanguard Group reports sole dispositive power of 8,508,842 shares of Class A common stock. The Vanguard Group reports shared power to dispose or direct the disposition of 132,367 of these shares of Class A common stock and shared power to vote or direct the vote of 43,786 of these shares of Class A common stock. This information is based on the Schedule 13G/A filed with the SEC on February 9, 2023. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(10) Baillie Gifford & Co. (Scottish partnership) reports sole dispositive power of 14,168,781 shares of Class A common stock and sole voting power of 8,787,422 shares of Class A common stock. This information is based on the Schedule 13G/A filed with the SEC on January 18, 2023.

The address for Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

(11) Spruce House Investment Management LLC, Spruce House Capital LLC, The Spruce House Partnership LLC, The Spruce House Partnership (AI) LP, The Spruce House Partnership (QP) LP, Zachary Sternberg, and Benjamin Stein report shared voting and dispositive power of 10,000,000 shares of Class A common stock. Zachary Sternberg reports sole voting and dispositive power of 50,000 shares of Class A common stock. Benjamin Stein reports sole voting and dispositive power of 42,100 shares of Class A common stock. The Spruce House Partnership LLC holds the 10,000,000 shares with shared voting and dispositive power and its sole members are The Spruce House Partnership (AI) LP and The Spruce House Partnership (QP) LP, each a private investment fund managed by Spruce House Investment Management LLC. Spruce House Capital LLC serves as the general partner and Spruce House Investment Management LLC serves as the investment manager. Zachary Sternberg and Benjamin Stein each serve as managing members of Spruce House Capital LLC and Spruce House Investment Management LLC. Each of the reporting persons disclaims beneficial ownership of the shares of Class A common stock reported herein except to the extent of the Reporting Person’s pecuniary interest therein. This information is based on the Schedule 13G/A filed with the SEC on February 14, 2023. The address for each of these reporting persons is 435 Hudson Street, 8th Floor New York, NY 10014.

(12) This number includes 758,206 shares of Class A common stock owned directly by Ernest Garcia III, 950,000 shares of Class A common stock owned by the Multi-Generational Trust and 850,000 shares of Class A common stock owned by the Irrevocable Trust. This number also includes 125,626 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of March 6, 2023, and 3,515 shares of Class A common stock issuable upon vesting and settlement of restricted stock units that will have vested within 60 days of March 6, 2023, inclusive of shares to be withheld for tax purposes.

(13) This number includes 3,664,526 shares of Class B common stock owned directly by Mr. Garcia III, 11,834,021 shares of Class B common stock owned by the Irrevocable Trust, and 11,952,000 shares of Class B common stock owned by the Multi-Generational Trust. These shares of Class B common stock together with the corresponding LLC Units may be exchanged for 27,450,547 shares of Class A common stock. These shares of Class B common stock, on an as converted basis, represent approximately 14% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time.

(14) This number includes 13,296 shares of Class A common stock owned directly by Mr. Jenkins; 239,987 shares of Class A common stock issuable in exchange for vested Class B Units, based on an assumed price of $9.11 share (the closing price of our Class A common stock on the NYSE on March 6, 2023); 112,775 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of March 6, 2023; and 3,434 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 6, 2023, inclusive of shares to be withheld for tax purposes.

(15) This number includes 13,296 shares of Class A common stock owned directly by Mr. Huston; 239,988 shares of Class A common stock issuable in exchange for vested Class B Units, based on an assumed price of $9.11 per share (the closing price of our Class A common stock on the NYSE on March 6, 2023); 112,775 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of March 6, 2023; and 3,434 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 6, 2023, inclusive of shares to be withheld for tax purposes.

(16) This number includes 250,302 shares of Class A common stock owned directly by Mr. Gill; 72,133 shares of Class A common stock issuable in exchange for vested Class B Units, based on an assumed price of $9.11 per share (the closing price of our Class A common stock on the NYSE on March 6, 2023); 99,417 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of March 6, 2023; and 3,062 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 6, 2023, inclusive of shares to be withheld for tax purposes.

(17) This number includes 70,419 shares of Class A common stock owned directly by Mr. Taira; 67,292 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of March 6, 2023; and 1,910 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 6, 2023, inclusive of shares to be withheld for tax purposes.

(18) This number includes 5,224 shares of Class A common stock owned directly by Mr. Platt, 850 shares of Class A common stock held directly and jointly by Mr. Platt’s parents, and 64,999 shares of Class A common stock owned by the Ira J. Platt Revocable Trust. Mr. Platt is co-trustee, and Mr. Platt's spouse is the primary beneficiary of the Ira J. Platt Revocable Trust. This number also includes 61,500 shares of Class A common stock issuable in exchange for vested Class B Units, based on an assumed price of $9.11 per share (the closing price of our Class A common stock on the NYSE on March 6, 2023), 30,928 shares of Class A common stock issuable upon the exercise of vested stock options, and 4,168 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 6, 2023, inclusive of shares to be withheld for tax purposes. Mr. Platt disclaims beneficial ownership of the shares of Class A common stock held by Mr. Platt's parents, except to the extent of the his pecuniary interest therein.

(19) This number includes 13,224 shares of Class A common stock owned directly by Mr. Sullivan, 28,428 shares of Class A common stock issuable upon the exercise of vested stock options, and 4,168 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 6, 2023, inclusive of shares to be withheld for tax purposes.

(20) This number includes 664 shares of Class A common stock owned directly by Mr. Quayle, 10,810 shares of Class A common stock owned by the James D. Quayle Separate Property Trust, 12,500 shares of Class A common stock owned by the James D. Quayle 2000 Irrevocable Trust, 30,928 shares of Class A common stock issuable upon the exercise of vested stock options, and 4,168 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 6, 2023, inclusive of shares to be withheld for tax purposes.

(21) This number includes 150,224 shares of Class A common stock owned directly by Mr. Maroone, 20,000 shares of Class A common stock held directly by the Michael Maroone Family Partnership, LP, an entity controlled by Mr. Maroone, 264 shares of Class A common stock held directly by Family Trust FBO Michael E. Maroone, where Mr. Maroone is beneficiary and trustee, 96 shares of Class A common stock held directly by the Katherine C. Maroone Residuary Trust, where Mr. Maroone is beneficiary and trustee, 92 shares of Class A common stock held directly by the Katherine C. Maroone Marital Trust, where Mr. Maroone serves as trustee, and 20 shares of Class A common stock held directly by Maroone Management Inc., reported in Mr. Maroone's capacity as executor of the Estate of Albert Maroone, which is the sole shareholder of Maroone Management Inc. This number also includes 30,928 shares of Class A common stock issuable upon the exercise of vested stock options and 4,168 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 6, 2023.

(22) This number includes 8,406 shares of Class A common stock owned directly by Ms. Parikh. This number also includes 4,168 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 6, 2023.

(23) This number includes 686,887 shares of Class A common stock issuable in exchange for vested Class B Units, based on an assumed price of $9.11 per share (the closing price of our Class A common stock on the NYSE on March 6, 2023); 791,719 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of March 6, 2023; and 39,922 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of March 6, 2023, inclusive of shares to be withheld for tax purposes. This number excludes 27,450,547 shares of Class A common stock issuable in exchange for LLC Units held by our executive officers and directors, based on an assumed price of $9.11 per share (the closing price of our Class A common stock on the NYSE on March 6, 2023). These shares of Class A common stock issuable in exchange for vested Class B Units and other LLC Units represent approximately 15% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time.

ITEM 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023. Services provided to Carvana and its subsidiaries by Grant Thornton LLP for the year ended December 31, 2022 are described below and under “Audit Committee Report.”

FEES AND SERVICES

The following table summarizes the aggregate fees for professional audit services and other services rendered by Grant Thornton LLP for the years ended December 31, 2022 and 2021:

Services	2022	2021
Audit Fees	$2,648,840(1)	$2,065,280(1)
Audit-Related Fees	$96,200(2)	$77,730(2)
Tax Fees	$458,483(3)	$646,402(3)
All Other Fees	$—	$—

(1) Includes the aggregate fees for the audit of our annual consolidated financial statements and internal controls, and the reviews of each of our quarterly condensed consolidated financial statements. These fees also include procedures performed related to our follow on offering completed in April 2022, and the issuance of our senior notes in March 2021, August 2021, and May 2022.

(2) Includes the aggregate fees for the audit of the annual financial statements of the Carvana, LLC 401(k) plan and examination of management's assertion of compliance with certain servicing criteria in accordance with Regulation AB.

(3) Includes the aggregate fees for tax return preparation and other tax compliance services.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Carvana management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes–Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes–Oxley Act of 2002. The Audit Committee will pre-approve audit services, audit-related services and tax services to be used by the Company. Unless the specific service has been previously pre-approved, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

The Audit Committee approved all services provided by Grant Thornton LLP. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, but given the audio-only nature of this Annual Meeting, they will not be available to respond to questions.

Ratification of the appointment of Grant Thornton LLP requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. If Carvana’s stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Grant Thornton LLP as our independent registered public accounting firm if it is determined that it is in Carvana’s best interests to do so.

The Audit Committee and the Board recommend that you vote “FOR” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of Carvana for the year ending December 31, 2023.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of four independent directors (as defined by the New York Stock Exchange Listing Standards), met eight times in 2022, and operates under a written charter, which is posted on our website at investors.carvana.com/corporate-governance/governance-documents. As provided in the charter, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

•reviewed and discussed the audited financial statements for the year ended December 31, 2022, with our management;

•discussed with our independent auditors, Grant Thornton LLP, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees) and the SEC; and

•received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP the independence of Grant Thornton LLP.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022.

Respectfully submitted by:

Ira Platt (Chair)
Gregory Sullivan
Michael Maroone
Neha Parikh

ITEM 3 - SAY ON PAY

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis,” the “Summary Compensation Table,” and the related compensation tables and narrative. This item is being presented pursuant to Section 14A of the Exchange Act. Although this advisory vote is not binding, the Compensation and Nominating Committee will consider the voting results when evaluating our executive compensation program.

Our executive compensation programs are designed to support our long-term success and reflect our pay-for-performance culture. Our Company has grown dramatically over the years. Our historical growth has few precedents and has made us over time one of the fastest-growing technology, consumer, or retail companies at our scale. In addition, while 2022 was a challenging year for Carvana, we have made significant operational progress in a difficult macroeconomic environment. We have a strong belief in promoting a pay-for-performance culture, and, accordingly, as described in the “Compensation Discussion and Analysis” of this proxy statement, the Compensation and Nominating Committee has structured our executive compensation program to tie total compensation to long-term stockholder value, as reflected primarily in our stock price. We believe that our executive compensation plans effectively support our strategic and financial goals, create a culture of teamwork, and are directly tied to the performance of the Company and shareholder outcomes.

You are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the 2023 annual meeting of stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative.

The Board recommends a vote “FOR” approval, on an advisory basis, of our executive compensation as described in this proxy statement.

ITEM 4 - APPROVAL OF AN AMENDMENT TO THE CARVANA CO. 2017 OMNIBUS INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES OF CLASS A COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER BY 20 MILLION SHARES

We are requesting that stockholders approve Amendment No. 3 to the 2017 Incentive
Plan (such plan, the “2017 Incentive Plan”, and such amendment the “2017 Plan Amendment”)
solely to increase the number of shares available under the 2017 Incentive Plan by 20 million shares. On February 22, 2023, upon recommendation of the Compensation and Nominating Committee, the Board approved the 2017 Amendment, subject to stockholder approval at the 2023 Annual Meeting. A copy of the 2017 Plan Amendment is included as Annex B to this proxy statement.

If the 2017 Plan Amendment is approved by our stockholders, the number of shares available for issuance under the 2017 Incentive Plan will increase from 16,120,736 to 36,120,736. However, without approval of the 2017 Plan Amendment by our stockholders, there will be insufficient shares available under the 2017 Incentive Plan to make annual awards and to provide grants to new hires in the coming years. Our Board recommends a vote for the approval of the 2017 Plan Amendment to increase the number of shares available under the 2017 Incentive Plan because it believes the plan is in the best interests of the Company and its stockholders. The 2017 Incentive Plan aligns director, employee and stockholder interests. We currently provide long-term incentives by compensating our executives, directors and key employees with equity awards. For our senior leadership team, the vast majority of our equity awards vest over a multi-year period, creating retention incentives. The 2017 Plan Amendment will allow us to continue to maintain this means of aligning the interests of key personnel with the interests of our stockholders.

We have a practice of granting equity awards not only to our executives and directors, but also to most employees. We believe that increasing the number of shares available for issuance under the 2017 Incentive Plan is necessary to continue using equity awards as an effective means to encourage ownership in the Company by personnel whose contribution is considered essential to the continued development of our business. Equity compensation encourages these key employees to act in our stockholders’ interests and share in the Company’s success. We have used the 2017 Incentive Plan to grant time-based RSUs, performance based RSUs, restricted stock, and stock options.

The 2017 Incentive Plan is the only plan under which equity-based compensation may currently be awarded to our employees and non-employee directors. If our stockholders do not approve the 2017 Plan Amendment, we may have to shift to a long-term compensation program that is heavily paid in cash for both our employees and directors, which would less closely align with the interests of our shareholders and negatively impact our cash management. The 2017
Plan Amendment will be a critical tool to the continued success of the Company by supporting our efforts to attract, retain and motivate key personnel and providing participants with incentives directly related to increases in the value of the Company.

BACKGROUND

The 2017 Incentive Plan was initially adopted by our Board on April 27, 2017, in connection with our IPO and amended on June 5, 2017 and August 22, 2017. The maximum number of shares of Class A common stock currently authorized for issuance under the 2017 Incentive Plan is 16,120,736 shares. There were initially 14,000,000 shares authorized for issuance under the 2017 Incentive Plan. The share reserve automatically increases on January 1 of each year, for ten years, commencing on January 1, 2018, in an amount equal to two percent of the total number of shares of Class A common stock outstanding on December 31 of the preceding calendar year. The Compensation and Nominating Committee may act prior to January 1 of a given year to provide that the increase in the share reserve for such year will be a smaller number of shares of Class A common stock. Each year through 2022, the Compensation and

Nominating Committee voted to defer the increase in shares available under the 2017 Incentive Plan. However, for 2023 the Compensation and Nominating Committee voted to increase the shares available by 2,120,736, or two percent of the shares outstanding as of December 31, 2022. As of March 6, 2023, the record date for the 2023 Annual Meeting, approximately 482,686 shares of our Class A common stock remained available for grants under the 2017 Incentive Plan. We believe that an additional 20 million shares of Class A common stock is necessary for us to continue to offer a competitive equity-based incentive program for 2023 based on historical grant practices and forecasted needs.

IMPACT ON DILUTION AND FULLY-DILUTED OVERHANG

Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate, retain, and ensure that our leadership team and key employees are focused on our strategic priorities. Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities, and that the benefits to our stockholders from equity award grants to our employees and directors outweigh the potential dilutive effect of grants made under the 2017 Incentive Plan, as amended by the 2017 Plan Amendment. The Company believes that paying a significant portion of annual variable compensation in the form of equity awards is an effective method of aligning the interests of the Company’s management and other key employees with those of our stockholders, encouraging ownership in the Company, and retaining, attracting and rewarding talented individuals. We also believe that having a vehicle to pay a portion of compensation for our non-employee directors in stock awards is appropriate and consistent with market practices.

The table below shows the awards outstanding and that could be made under our equity plans as of December 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options (2)	Weighted-average exercise price of outstanding options (3)	Number of securities remaining available for future issuance under equity compensation plans (2)(4)(5)
Equity compensation plans approved by security holders (1)	1,265	$80.26	7,162
Equity compensation plans not approved by security holders	—	$—	—
Total	1,265	$80.26	7,162

(1) Includes awards granted and available for future issuance under our 2017 Incentive Plan and offerings under our Employee Stock Purchase Plan ("ESPP"), which was approved in 2021. As of December 31, 2022, there were 7,161,642 shares of Class A common stock outstanding under our equity compensation plans, which includes 6,750,488 shares of Class A common stock outstanding under the 2017 Omnibus Incentive Plan and 411,154 shares of Class A common stock outstanding under the ESPP.

(2) Presented in thousands.
(3) The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(4) Consists of shares available under the ESPP and shares available under the 2017 Omnibus Plan.
(5) The number of shares authorized for issuance under the 2017 Omnibus Incentive Plan is subject to an automatic annual increase of the lesser of two percent of our outstanding common stock or an amount determined by the Compensation and Nominating Committee of our Board. The number of securities remaining available for future issuances under equity compensation plans does not include 2,120,736 shares added to the 2017 Omnibus Incentive Plan pursuant to the automatic annual increase on January 1, 2023.

GOVERNANCE BEST PRACTICES

The 2017 Incentive Plan has several provisions designed to protect the interests of stockholders and to facilitate effective corporate governance. Specifically, the 2017 Incentive Plan mandates:

•Limits on Non-employee Director Awards. The aggregate grant date fair value of all awards granted under the 2017 Incentive Plan to any individual non-employee director in any fiscal year of the Company (excluding Awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers and any stock dividends payable in respect of outstanding awards) may not exceed $750,000.

•Individual Participant Limitations. The maximum number of shares of Class A common stock subject to any award of stock options or any stock appreciation rights ("SARs"), shares of restricted stock, or other stock-based awards for which the grant of such award is subject to the attainment of performance goals which may be granted under the 2017 Incentive Plan during any fiscal year of the Company to any individual participant shall be 500,000 shares (1,000,000 shares for an employee during the fiscal year in which their employment with the Company commenced) per type of award, provided that the maximum number of shares of Class A common stock for all types of awards does not exceed 500,000 shares (1,000,000 shares for an employee during the fiscal year in which their employment with the Company commenced) during any fiscal year of the Company.

•Stock Options and SARs are not Discounted. The 2017 Incentive Plan prohibits granting stock options with exercise prices and SARs with grant prices lower than the fair market value of a share of our Common Stock on the grant date.

•No Repricing or Exchange without Stockholder Approval. The 2017 Incentive Plan prohibits the repricing of outstanding stock options or SARs where the replacement award has a lower exercise price than the original award without stockholder approval.

•Material Amendments Require Stockholder Approval. Material changes to the 2017 Incentive Plan, including increasing the number of shares authorized for issuance and repricing of stock options and SARs where the replacement award has a lower exercise price than the original award require stockholder approval.

•“Clawback” Provision. The 2017 Incentive Plan provides for the clawback of awards under certain circumstances.

SUMMARY OF THE 2017 INCENTIVE PLAN

The following summary of the 2017 Incentive Plan is only a summary of certain provisions and is qualified in its entirety by reference to the actual text of the 2017 Incentive Plan. In the event the proposed 2017 Plan Amendment is not approved, the 2017 Incentive Plan as it currently exists will remain in effect.

Purpose. The purpose of the 2017 Incentive Plan is to assist the Company in attracting, retaining, and motivating highly-qualified employees, directors, and consultants and to link their interests to those of the Company’s stockholders by providing incentives for outstanding performance to generate superior returns.

Shares Subject to the 2017 Incentive Plan. Following the approval of the proposed amendment to the 2017 Incentive Plan, the maximum number of shares of Common Stock available for issuance under the 2017 Incentive Plan is 36,120,736 (increased from 16,120,736). These shares may be either authorized and unissued Class A common stock or Class A common stock held in or acquired for the treasury of the Company or both. If any shares subject to an award under the 2017 Incentive Plan expire, terminate, are forfeited, or are canceled for any reason without having been exercised in full, then such shares may be used again for new grants under the 2017 Incentive Plan. If a tandem stock appreciation right or a limited stock appreciation right is granted in tandem with a stock option, such grant shall only apply once against the maximum number of shares of Class A common stock which may be issued under the 2017 Incentive Plan. Any award under the 2017 Incentive Plan settled in cash is not counted against the foregoing maximum share limitations.

Administration. The 2017 Incentive Plan is generally administered by the Compensation and Nominating Committee. However, the Compensation and Nominating Committee may delegate its responsibilities to a committee of one or more members of our Board or one or more of our officers as it deems advisable; provided, that to the extent required by applicable law, rule or regulation, it is intended that each member of such committee shall qualify as (a) a “non-employee director” under Rule 16b-3 of the Exchange Act, (b) an “outside director” under Section 162(m) of the Code and (c) and “independent director” under the rules of any national securities exchange or national securities association, as applicable.

Eligibility. Persons eligible to participate in the 2017 Incentive Plan include all non-employee members of our Board, as well as employees and consultants of the Company and its parents and subsidiaries, as determined by the Compensation and Nominating Committee. Only our employees or an employee of a parent or subsidiary may receive incentive stock options (“ISOs”) under the 2017 Incentive Plan. As of December 31, 2022, there were approximately 16,643 employees and 5 non-employee directors who would be eligible to receive grants under the 2017 Incentive Plan.

Non-Employee Director Compensation Limit. The aggregate grant date fair value of all awards granted under the 2017 Incentive Plan to any individual non-employee director in any fiscal year (excluding awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers and any stock dividends payable in respect of outstanding awards) may not exceed $750,000.

Change in Capitalization. The Compensation and Nominating Committee has broad discretion to take action under the 2017 Incentive Plan, as well as to make adjustments to the number and kind of shares issuable under the 2017 Incentive Plan and the terms, conditions and exercise price (if any) of existing and future awards, to prevent the dilution or enlargement of intended benefits in the event of certain transactions and events affecting our Class A common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions.

Awards Available for Grant. The 2017 Incentive Plan provides for the grant of stock options, including Incentive Stock Options ("ISOs") and nonqualified stock options (“NSOs”), SARs, restricted stock, RSUs, other stock-based incentive awards. All awards under the 2017 Incentive Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms, performance criteria, and post-termination exercise limitations. A brief description of each award type follows.

•Stock Options and SARs. Stock options provide for the purchase of shares of our Class A common stock in the future at an exercise price set on the grant date. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date, payable in shares, cash or a combination of shares and cash. SARs may be granted in conjunction with all or part of any stock option granted under the 2017 Incentive Plan. In the case of an NSO, such rights may be granted either at or after the time of the grant of such reference stock option. In the case of an ISO, such rights may be granted only at the time of the grant of such reference stock option. The exercise price of all stock options and SARs granted pursuant to the 2017 Incentive Plan will not be less than 100% of the fair market value of our Common Stock on the date of grant. In no event may SARs have a term extending beyond the tenth anniversary of the date of grant. ISOs granted to any person who owns, as of the date of grant, stock possessing more than 10% of the total combined voting power of all classes of our stock or any of our parents or subsidiaries, however, shall have an exercise price that is not less than 110% of the fair market value of our Common Stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. To the extent that the aggregate fair market value of ISOs that are first exercisable by an eligible individual during any calendar year exceeds $100,000, the options will be treated as NSOs. The period during which a participant may have a right to vest in and exercise a stock option or SAR will be set by the Compensation and Nominating Committee. The Compensation and Nominating Committee may accelerate the vesting of an option, based on such factors, if any, as the Compensation and Nominating Committee shall determine, in its sole discretion.

Unless otherwise determined by the Compensation and Nominating Committee, a stock option that is unexercisable upon a participant’s termination of service may not become exercisable thereafter, and such unexercisable portion will expire upon the participant’s termination of service. The Compensation and Nominating Committee may include a provision in an Award Agreement providing for automatic exercise in the event that on the last business day of the term of an NSO or a SAR, the holder has failed to exercise the NSO or SAR.

•Restricted Stock. Restricted stock is an award of nontransferable shares of our Common Stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Upon the issuance of restricted stock, a participant will have all of the rights of a stockholder, including the right to receive dividends and other distributions, subject to the Compensation and Nominating Committee’s discretion. The vesting period will be set by the Compensation and Nominating Committee, which may also accelerate the vesting of restricted stock by removing any and all restrictions imposed on the award. Unless otherwise determined by the Compensation and Nominating Committee at grant or, if no rights of the participant are reduced, thereafter, upon a participant’s termination for any reason during the relevant restriction period, all restricted stock still subject to restriction will be forfeited.

•Performance Awards. The Compensation and Nominating Committee may grant a performance award to a participant, payable upon the attainment of specific performance goals, as outlined in the 2017 Incentive Plan. At the expiration of the applicable performance period, the Compensation and Nominating Committee shall determine the extent to which the performance goals are achieved and the percentage of each performance award that has been earned. Based on service, performance and/or such other factors or criteria, the Compensation and Nominating Committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

•Other Stock-Based Awards. The Compensation and Nominating Committee is authorized to grant other stock-based awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Class A common stock, including but not limited to, shares of Class A common stock awarded purely as a bonus and not subject to restrictions or conditions, shares of Class A common stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an affiliate, stock equivalent units, RSUs, and awards valued by reference to book value of shares of Class A common stock. Other stock-based awards may be granted either alone or in addition to or in tandem with other awards granted under the 2017 Incentive Plan.

•Other Cash-Based Awards. The Compensation and Nominating Committee may from time to time grant other cash-based awards in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Cash-based awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Compensation and Nominating Committee may accelerate the vesting of such awards at any time in its sole discretion.

Vesting and Performance Criteria. Vesting conditions determined by the Compensation and Nominating Committee may apply to each award and may include continued service, achievement of performance goals which may be based on the performance criteria set forth in the 2017 Incentive Plan or such other criteria as determined by the Compensation and Nominating Committee, and/or other conditions.

Nontransferability. With limited exceptions for estate planning, certain beneficiary designations, the laws of descent and distribution, and transfers to permitted family member transferees in the Compensation and Nominating Committee's discretion, awards under the 2017 Incentive Plan are generally non-transferable and are exercisable only by the participant.

Plan Amendment and Termination. The 2017 Incentive Plan has a term of ten years. Our Board may amend, suspend, or terminate the 2017 Incentive Plan at any time. However, except in connection with certain changes in our capital structure, stockholder approval will be required for (i) any increase the aggregate number of shares of Class A common stock that may be issued under the 2017 Incentive Plan; (ii) increase the maximum individual participant limitations; (iii) change the classification of individuals eligible to receive awards; (iv) decrease the minimum option price of any stock option or SAR; (v) extension of the maximum option period; (vi) alteration of the performance goals for restricted stock, performance awards or other stock-based awards; and (vii) award any stock option or SAR in replacement of a canceled stock option or SAR with a higher exercise price than the replacement award. No amendment, suspension, or termination of the 2017 Incentive Plan may materially and adversely affect any rights or obligations under any award previously granted or awarded without the consent of the participant, unless the award agreement expressly provides otherwise.

Clawback/Forfeiture. All awards will be subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement, as well as to any claw-back required by applicable law.

REGISTRATION

Assuming the 2017 Plan Amendment is approved, we intend to file a registration statement on Form S-8 to register the additional shares of Class A common stock that the
Company will be authorized to issue under the 2017 Plan.

TAX CONSEQUENCES

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2017 Incentive Plan and the disposition of shares so acquired and is intended to reflect the current provisions of the Internal Revenue Code (the "Code") and the regulations thereunder, which are subject to change (possibly retroactively). This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options under the 2017 Incentive Plan. Holders of ISOs will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the excess of the fair market value of the underlying shares received upon exercise over the exercise price will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the ISO. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an ISO disposes of those shares (a "Disqualifying Disposition"), the participant will generally realize ordinary taxable compensation at the time of such Disqualifying Disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. The participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized, such excess would ordinarily constitute a capital loss.

Finally, if an ISO becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the ISO in respect of those excess shares will be treated as an NSO for federal income tax purposes.

No income will be realized by a participant upon grant or vesting of an NSO. Upon the exercise of an NSO, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In the event of a sale of shares received upon the exercise of an NSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs under the 2017 Incentive Plan. No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock under the 2017 Incentive Plan. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date and the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant and the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to us. Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

RSUs under the 2017 Incentive Plan. A participant will not be subject to tax upon the grant or vesting of an RSU award. Rather, upon the delivery of shares or cash pursuant to an RSU award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Other Stock or Cash-Based Awards under the 2017 Incentive Plan. A recipient of a payment in stock or in cash pursuant to another stock-based or cash-based award will generally recognize ordinary income in an amount equal to the fair market value of the Common Stock or cash received. If required, income tax must be withheld on the income recognized by the participant. We will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the participant, subject to the limits of Section 162(m) of the Code.

Section 409A. Certain types of awards under the 2017 Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the 2017 Incentive Plan and awards granted under the 2017 Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Compensation and Nominating Committee, the 2017 Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

NEW PLAN BENEFITS

On February 22, 2023, we granted eight employees (including our NEOs) options to purchase an aggregate of 2,804,547 shares of Class A common stock at an exercise price of $10.07, subject to service based vesting conditions (the "Contingent Stock Options"), 555,989 restricted stock units subject to service based vesting conditions (the "Contingent RSUs"), and 610,518 restricted stock units subject to performance based vesting conditions (the "Contingent PSUs" and collectively, the “Contingent Awards”). The Contingent Stock Options and Contingent RSUs vest 25% on April 1, 2024 and monthly thereafter for the following three years, and the Contingent Stock Options expire February 22, 2033. Half of the Contingent PSUs vest 100% upon achievement of positive Adjusted EBITDA in any fiscal quarter in 2023, and the other half of the Contingent RSUs vest upon achievement of positive core free cash flow in any fiscal quarter in 2023, 2024, or 2025. Adjusted EBITDA is defined as net income plus income tax expense, interest expense, other (income) expense, net, depreciation and amortization in cost of sales and SG&A, goodwill impairment, all share-based compensation including the CEO Milestone Gift in cost of sales and SG&A, and restructuring costs, minus revenue related to our Root warrants. Core free cash flow is defined, solely for the purpose of compensation performance measures, as Adjusted EBITDA minus capital expenditures and interest expense. For additional information regarding Adjusted EBITDA, please see Annex A of this proxy statement. The Contingent Awards were granted subject to stockholder approval of the 2017 Plan Amendment and will be automatically forfeited if stockholder approval is not obtained.

The following table sets forth information pertaining to the Contingent Awards granted to our NEOs and the specified groups set forth below under the 2017 Incentive Plan as of February 22, 2023. Other awards granted under 2017 Incentive Plan, as amended by the 2017 Plan Amendment will be made at the discretion of the Compensation and Nominating Committee. Therefore, any additional benefits and amounts that will be received or allocated under the 2017 Incentive Plan, as amended by the 2017 Plan Amendment, are not determinable at this time.

	Contingent Stock Options(1)	Contingent RSUs(1)		Contingent PSUs(1)
Name and Position	Number of Units	Dollar Value ($)(3)	Number of Units	Dollar Value ($) (4)	Number of Units(5)
Ernest C. Garcia III, Chief Executive Officer	500,000	$1,002,458	99,549	$1,069,253	106,182
Mark Jenkins, Chief Financial Officer	498,513	$994,272	98,736	$1,060,633	105,326
Benjamin Huston, Chief Operating Officer	498,513	$994,272	98,736	$1,060,633	105,326
Daniel Gill, Chief Product Officer	445,786	$889,100	88,292	$948,383	94,179
Tom Taira, President, Special Projects	269,838	$538,181	53,444	$672,656	66,798
Executive Group	2,731,517	$5,447,930	541,006	$5,975,478	593,394
Non-Executive Director Group	—	—	—	—	—
Non-Executive Officer Employee Group	75,649	$150,879	14,983	$172,439	17,124

(1) The Contingent Stock Options, Contingent RSUs and Contingent PSUs will be forfeited for no consideration if the 2017 Plan Amendment is not approved by our stockholders.

(2) Pursuant to SEC guidance to Item 10(a)(2), no value is presented for the Contingent
Options.

(3) This Dollar Value represents the grant date fair value of the Contingent RSUs granted on February 22, 2023 presented as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(4) This Dollar Value represents the grant date fair value of the target number of
Contingent PSUs granted on February 22, 2023 presented as computed in accordance with
Financial Accounting Standards Board Accounting Standards Codification Topic 718. Because
the Contingent PSU awards are subject to performance conditions, the number of PSUs actually earned may be substantially less than the target value of such awards reflected in this column.

(5) This column represents the target number of shares of our Common Stock subject to Contingent PSU Awards granted under the 2017 Incentive Plan on February 22, 2023. Because the number of shares to be issued upon settlement of outstanding Contingent PSU Awards is subject to performance conditions, the number of shares actually issued may be substantially less than the number reflected in this column.

Approval of the 2017 Plan Amendment requires the affirmative votes of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

On February 22, 2023, Ernest C. Garcia II granted the Board an irrevocable proxy to vote the shares of common stock directly held and beneficially owned by Mr. Garcia II "FOR" the approval of an amendment to the Carvana Co. 2017 Omnibus Incentive Plan to increase the maximum number of shares of Class A common stock available for issuance thereunder by 20 million shares. Because Mr. Garcia II directly holds and beneficially owns more than a majority of the shares entitled to vote on Item 4, and the Board intends to vote such shares in favor of Item 4, the votes necessary to approve Item 4 will be obtained.

The Board recommends a vote “FOR” approval of the 2017 Plan Amendment.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

INCORPORATION BY REFERENCE

The “Audit Committee Report” included in this proxy statement shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.

AVAILABILITY OF SEC FILINGS, CODE OF CONDUCT, AND COMMITTEE CHARTERS

Copies of our reports on Forms 10-K, 10-Q, 8-K, all amendments to those reports filed with the SEC, our code of business conduct, corporate governance guidelines, the charters of the Audit Committee and Compensation and Nominating Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, investors.carvana.com, or may be requested in print, at no cost, by email at investors@carvana.com or by mail to Carvana Co., 300 E. Rio Salado Pkwy, Tempe, AZ 85281, Attention: Investor Relations.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly, and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the internet at www.sec.gov. Our website address is investors.carvana.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION

Carvana is paying the expenses of this solicitation. Carvana will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the record date by such persons, and Carvana will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers, and other employees of Carvana may solicit proxies in person or by telephone, facsimile, email, or other similar means.

ANNEX A

NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, we also present the following non-GAAP measures: Adjusted EBITDA and Adjusted EBITDA margin. We historically presented EBITDA and EBITDA margin, however we believe the presentation of the aforementioned non-GAAP measures, in conjunction with U.S. GAAP financial measures, provides investors with increased transparency into financial measures used by our management team, and it also improves investors’ understanding of our underlying operating performance and their ability to analyze our ongoing operating trends. All historic non-GAAP financial measures have been reconciled to the most directly comparable U.S. GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA margin

Adjusted EBITDA and Adjusted EBITDA margin are supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss, as determined by U.S. GAAP.

Adjusted EBITDA is defined as net loss plus income tax expense, interest expense, other (income) expense, net, depreciation and amortization in cost of sales and SG&A, goodwill impairment, share-based compensation including the CEO Milestone Gift in cost of sales and SG&A, and restructuring costs, minus revenue related to our Root warrants. Following the ADESA Acquisition, we are also excluding depreciation and amortization in cost of sales, which was historically only a small component of cost of sales. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues.

We use these non-GAAP measures to measure the operating performance of our business as a whole and relative to our total revenues and retail vehicle unit sales. We believe that these metrics are useful measures to us and to our investors because they exclude certain financial, capital structure, and non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of Adjusted EBITDA to net loss, which is the most directly comparable U.S. GAAP measure, and calculation of Adjusted EBITDA margin, is as follows:

	Years Ended December 31,
	2022	2021	2020	2019	2018

	(dollars in millions)
Net loss	$(2,894)	$(287)	$(462)	$(365)	$(255)
Income tax provision	1	1	—	—	—
Interest expense	486	176	131	81	25
Other (income) expense, net	70	6	(1)	4	1
Depreciation and amortization expense in cost of sales	114	24	10	—	—
Depreciation and amortization expense in SG&A	200	105	74	41	24
Goodwill impairment	847	—	—	—	—
Share-based compensation expense in cost of sales	16	—	1	5	4
Share-based compensation expense in SG&A	69	39	25	30	21
Root warrant revenue	(7)	—	—	—	—
Restructuring	57	—	—	—	—
Adjusted EBITDA	$(1,041)	$64	$(222)	$(204)	$(180)

Total revenues	$13,604	$12,814	$5,587	$3,940	$1,955
Net loss margin	(21.3)%	(2.2)%	(8.3)%	(9.3)%	(13.0)%
Adjusted EBITDA Margin	(7.7)%	0.5%	(4.0)%	(5.2)%	(9.2)%

ANNEX B

THIRD AMENDMENT TO THE CARVANA CO. 2017 OMNIBUS INCENTIVE PLAN

Carvana Co., a Delaware corporation (the “Company”), established the Carvana Co. 2017 Omnibus Incentive Plan effective as of April 27, 2017 (the “Plan”). The Plan was approved by the Company’s Board of Directors (the “Board”) and Sole Stockholder on April 27, 2017, as further amended June 5, 2017 and August 22, 2017. This Amendment No. 3 (this “Amendment”) to the Plan is adopted by the Board of Directors on February 22, 2023. This Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2023 annual meeting.

WHEREAS, Section 4.1(a) of the Plan provides in part:

The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 14,000,000 shares (subject to any increase or decrease pursuant to Section 4.2) (the “Share Reserve”), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both.

WHEREAS, the Company has determined that it will soon exhaust the Share Reserve and has determined that the Share Reserve should be increased; and

WHEREAS, if the Company’s stockholders fail to approve this Amendment, the Share Reserve under the existing Plan shall continue in full force and effect.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.Section 4.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:

The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 34,000,000 shares (subject to any increase or decrease pursuant to Section 4.2) (the “Share Reserve”), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. The Share Reserve will automatically increase on January 1 of each year, for ten years, commencing on January 1, 2018, in an amount equal to two percent of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, provided that the Committee may act prior to January 1 of a given year to provide that there will be no January 1 increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a smaller number of shares of Common Stock than would otherwise occur pursuant to this sentence. The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall be 34,000,000 shares. With respect to Stock Appreciation Rights settled in Common Stock, upon settlement, only the number of shares of Common Stock delivered to a Participant (based on the difference between the Fair Market Value of the shares of Common Stock subject to such Stock Appreciation Right on the date such Stock Appreciation Right is exercised and the exercise price of each Stock Appreciation Right on the date such Stock Appreciation Right was awarded) shall count against the aggregate and individual share limitations set forth under Sections 4.1(a) and 4.1(b). If any Option, Stock Appreciation Right or Other Stock-Based Awards granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any unexercised Award shall again be available for the purpose of Awards under the Plan. If any shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock awarded under the Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock shall again be available for purposes of Awards under the Plan. If a Tandem Stock Appreciation Right or a Limited Stock Appreciation Right is granted in tandem with an Option, such grant shall only apply once against the maximum number of shares of Common Stock which may be issued under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. The maximum number of shares of Common Stock subject to any Award of Stock Options which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 500,000 shares (1,000,000 shares for an Eligible Employee during the fiscal year in which their employment with the Company commenced) (which shall be subject to any further increase or decrease pursuant to Section 4.2); provided, that the maximum number of shares of Common Stock subject to any Award of Stock Options which may be granted to an Eligible Employee during the first fiscal year in which their employment with the Company (or one of its Affiliates) commenced shall be 1,000,000.

2. This Third Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Third Amendment.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed as of [•], 2023.

CARVANA CO.
By:
Name:	Paul Breaux
Title:	General Counsel and Secretary

Annual Meeting of Stockholders For Stockholders of record as of March 06, 2023 TIME: Monday, May 1, 2023 2:30 PM, Pacific Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/CVNA for virtual meeting registration details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Paul Breaux and Kevin Hogan (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Carvana Co. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/CVNA • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-509-2149 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/CVNACarvana Co. Annual Meeting of Stockholders For Stockholders of record as of March 06, 2023 TIME: Monday, May 1, 2023 2:30 PM, Pacific Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/CVNA for virtual meeting registration details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Paul Breaux and Kevin Hogan (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Carvana Co. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Carvana Co. Annual Meeting of Stockholders THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE DIRECTORS IN PROPOSAL 1, AND "FOR" PROPOSALS 2, 3, AND 4. PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Directors FOR WITHHOLD 1.01 Michael Maroone FOR 1.02 Neha Parikh FOR FOR AGAINST ABSTAIN 2. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023. #P4# #P4# #P4# FOR
3. Approval, by an advisory vote, of Carvana's executive compensation. FOR 4. Approval of an amendment to the Carvana Co. 2017 Omnibus Incentive Plan to increase the maximum number of shares of Class A common stock available for issuance thereunder by 20 million shares. FOR 5. Other business as may properly come before the meeting or any adjournment of the meeting. You must register to attend the meeting online and/or participate at www.proxydocs.com/CVNA Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable)
Proposal_Page - Date Signature (if held jointly) Date Please make your marks like this: X